Exhibit 10.3

EXECUTION COUNTERPART

CAPITAL ONE FINANCIAL CORPORATION

CAPITAL ONE BANK

CAPITAL ONE, F.S.B.

CAPITAL ONE BANK (EUROPE) PLC

$750,000,000

CREDIT AGREEMENT

Dated as of June 29, 2004

J.P. MORGAN SECURITIES INC.

as Book Manager and Lead Arranger

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

CREDIT SUISSE FIRST BOSTON,

DEUTSCHE BANK AG, NEW YORK BRANCH,

LEHMAN COMMERCIAL PAPER INC.,

MORGAN STANLEY BANK and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agents

JPMORGAN CHASE BANK

as Administrative Agent

Credit Agreement

SECTION 6. Conditions Precedent	49
6.01 Conditions to Effectiveness	49
6.02 Initial and Subsequent Loans	51

SECTION 7. Representations and Warranties	52
7.01 Corporate Existence	52
7.02 Financial Condition	52
7.03 Litigation	52
7.04 No Breach	52
7.05 Action	53
7.06 Approvals	53
7.07 Use of Credit	53
7.08 ERISA	53
7.09 Taxes	53
7.10 Investment Company Act	54
7.11 Public Utility Holding Company Act	54
7.12 Environmental Matters	54
7.13 True and Complete Disclosure	54

SECTION 8. Covenants	55
8.01 Financial Statements Etc.	55
8.02 Litigation	59
8.03 Existence, Etc.	60
8.04 Insurance	61
8.05 Prohibition of Fundamental Changes	61
8.06 Limitation on Liens	62
8.07 Financial Covenants	63
8.08 Regulatory Capital	63
8.09 Lines of Business	64
8.10 Use of Proceeds	64

SECTION 9. Events of Default	64

SECTION 10. The Administrative Agent	68
10.01 Appointment, Powers and Immunities	68
10.02 Reliance by Administrative Agent	69
10.03 Defaults	69
10.04 Rights as a Lender	70
10.05 Indemnification	70
10.06 Non-Reliance on Administrative Agent and Other Lenders	70
10.07 Failure to Act	71
10.08 Resignation or Removal of Administrative Agent	71
10.09 Co-Agents; Etc.	71

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SECTION 11. Miscellaneous	72
11.01 Waiver	72
11.02 Notices	72
11.03 Expenses, Etc.	73
11.04 Amendments, Etc.	73
11.05 Successors and Assigns	74
11.06 Assignments and Participations	75
11.07 Survival	77
11.08 Captions	78
11.09 Counterparts	78
11.10 Governing Law; Submission to Jurisdiction	78
11.11 Waiver of Jury Trial	78
11.12 Treatment of Certain Information; Confidentiality	78
11.13 Judgment Currency	79
11.14 USA PATRIOT Act	80

SCHEDULE 2.01	—	Commitments
SCHEDULE 7.03	—	Certain Litigation

EXHIBIT A-1	—	Form of Note
EXHIBIT A-2	—	Form of Money Market Note
EXHIBIT B-1	—	Form of Opinion of Clifford Chance, special U.S. counsel to the
Borrowers
EXHIBIT B-2	—	Form of Opinion of Clifford Chance, special English counsel to the Borrowers
EXHIBIT B-3	—	Form of Opinion of John G. Finneran, Jr., Esq., or Frank R. Borchert III,
Esq., counsel to the Borrowers
EXHIBIT C	—	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, special
New York counsel to JPMorgan
EXHIBIT D	—	Form of Notice of Borrowing of Syndicated Loans
EXHIBIT E	—	Form of Money Market Quote Request
EXHIBIT F	—	Form of Money Market Quote
EXHIBIT G	—	Form of Confidentiality Agreement
EXHIBIT H	—	Form of Assignment and Assumption
EXHIBIT I	—	Form of Commitment Increase Letter
EXHIBIT J	—	Form of Drawing Certificate

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iii

CREDIT AGREEMENT dated as of June 29, 2004 among:

CAPITAL ONE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware (“COFC”);

CAPITAL ONE BANK, a bank organized under the laws of the Commonwealth of Virginia (“COB”);

CAPITAL ONE, F.S.B., a Federal savings bank organized under the laws of the United States of America (“FSB”);

CAPITAL ONE BANK (EUROPE) PLC, a corporation organized under the laws of England (“COBE”; each of COFC, COB, FSB and COBE is herein referred to as a “Borrower” and, collectively, as the “Borrowers”);

each lender that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereto and each lender that becomes a “Lender” after the date hereof pursuant to Section 11.06(b) hereof (individually, a “Lender” and, collectively, the “Lenders”); and

JPMORGAN CHASE BANK, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrowers have requested that the Lenders agree to make loans to them in an aggregate amount, subject to Section 2.10 hereof, up to but not exceeding $750,000,000 at any one time outstanding, to be used for general corporate purposes, and the Lenders and the Administrative Agent are willing to make such loans, on and subject to the terms and conditions provided herein.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Administrative Agent’s Account” shall mean (a) in respect of (i) Dollars, the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders, (ii) Pounds Sterling, account number 36254290, maintained by JPMorgan with J.P. Morgan Europe Limited, London SWIFT CHASGB22, Sort Code: 40-52-06C, or (iii) Euro, account number 6001600037, maintained by JPMorgan with JPMorgan Chase Bank, Frankfurt, SWIFT CHASDEFX, Favour: J.P. Morgan Europe Limited,

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London SWIFT CHASGB22, or (b) any other account in respect of any Alternative Currency as the Administrative Agent shall designate in a notice to the Borrowers and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate of a specified Person solely by reason of his or her being a director, officer or employee of such specified Person or any of its Subsidiaries and (b) a Person and its Subsidiaries shall not be Affiliates of one another.

“Agreed Alternative Currency” shall mean, at any time, either of Euros and Pounds Sterling, so long as at such time, (a) such currency is dealt with in the London interbank deposit market, (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Lender for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained.

“Alternative Currency” shall mean, at any time, any Agreed Alternative Currency and any other currency (other than Dollars) so long as at such time, (a) such currency is dealt with in the London interbank deposit market, (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Lender for making any Loan hereunder and/or to permit the relevant Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained.

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“Applicable Facility Fee Percentage”, “Applicable Margin” with respect to Base Rate Loans, “Applicable Margin” with respect to Eurocurrency Loans and “Applicable Utilization Fee Percentage” shall mean, for any day, the respective rate per annum set forth in the table below opposite the Rating Level prevailing on such day under the caption “Applicable Facility Fee Percentage”, “Applicable Margin with respect to Base Rate Loans” “Applicable Margin with respect to Eurocurrency Loans” or “Applicable Utilization Fee Percentage”, as the case may be:

Rating Level	Applicable Facility Fee Percentage	Applicable Margin with respect to Eurocurrency Loans	Applicable Margin with respect to Base Rate Loans	Applicable Utilization Fee Percentage
Rating Level 1	0.100%	0.400%	0.000%	0.125%
Rating Level 2	0.125%	0.500%	0.000%	0.125%
Rating Level 3	0.150%	0.600%	0.000%	0.125%
Rating Level 4	0.175%	0.800%	0.000%	0.250%
Rating Level 5	0.225%	1.000%	0.250%	0.250%
Rating Level 6	0.350%	1.375%	0.750%	0.500%
Rating Level 7	0.500%	1.750%	1.250%	0.500%

Each change in the Applicable Facility Fee Percentage, Applicable Margin with respect to Eurocurrency Loans, Applicable Margin with respect to Base Rate Loans and the Applicable Utilization Fee Percentage resulting from a change in the Debt Rating shall become effective on the date of announcement or publication by the relevant Rating Agency of a change in the Debt Rating or, in the absence of such announcement or publication, on the effective date of such change.

With respect to any utilization fee payable under Section 2.05(b) hereof, the Applicable Utilization Fee Percentage on any date of determination shall be computed by reference to the Rating Level of the Borrower having outstanding borrowings on such day, weighted proportionately to the aggregate outstanding principal amount of such borrowings by the respective Borrowers.

“Applicable Lending Office” shall mean, for each Lender and for each Type and Currency of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) designated for such Type and Currency of Loan in its Administrative Questionnaire or such other offices of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type and Currency are to be made and maintained.

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“Assignment and Assumption” shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 11.06(b) hereof), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Average”, as used in Section 2.05 hereof with respect to the aggregate outstanding principal amount of any Loans or the aggregate amount of any Commitments, shall mean, for any Computation Period, the average aggregate outstanding principal amount of such Loans or the average aggregate amount of such Commitments, as the case may be, over such Computation Period (excluding the last day of such Computation Period).

“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the FSA and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities) having jurisdiction over a Borrower.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Syndicated Loans that bear interest at rates based upon the Base Rate.

“Basic Documents” shall mean this Agreement and the Notes.

“Basle Accord” shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Business Day” shall mean any day (a) on which commercial banks are not authorized or required to close in New York City or London, (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction in respect of a Loan denominated in Dollars or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan or LIBOR Market Loan denominated in Dollars or a notice by a Borrower with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, (c) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction in respect of a Loan denominated in an Alternative Currency other than the Euro or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest

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Period for, a Eurocurrency Loan or LIBOR Market Loan denominated in an Alternative Currency other than the Euro or a notice by a Borrower with respect to any such borrowing, payment, prepayment or Interest Period, that is also a day on which commercial banks and foreign exchange markets settle payments in the Principal Financial Center for the Currency in which such Loan is denominated and (d) if such day relates to the giving of notices or quotes in connection with a LIBOR Auction in respect of a Loan denominated in Euros or to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurocurrency Loan or LIBOR Market Loan denominated in Euros, or a notice by a Borrower with respect to any such borrowing, payment, prepayment or Interest Period, that is also a TARGET Business Day.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“COFC Cumulative Equity Proceeds” shall mean, as of any date of determination, the aggregate amount of all cash received on or prior to such date of determination by COFC and its Subsidiaries in respect of any Equity Issuance effected after March 31, 2004, net of expenses incurred by COFC and its Subsidiaries in connection therewith.

“COFC Cumulative Net Income” shall mean, as of any date of determination, the aggregate net operating income of COFC and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for each fiscal quarter of COFC (a) commencing with the fiscal quarter ended June 30, 2004 and (b) ending with the fiscal quarter most recently ended on or prior to such date of determination; provided that COFC Cumulative Net Income shall be determined exclusive of any fiscal quarter of COFC for which the net operating income of COFC and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) is less than zero.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 hereof, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.06 hereof, (c) increased pursuant to Section 2.10 hereof or extended from time to time pursuant to Section 2.12 hereof. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is $750,000,000.

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“Commitment Increase Date” shall have the meaning assigned to such term in Section 2.10(b) hereof.

“Commitment Increase Letter” shall have the meaning assigned to such term in Section 2.10(b) hereof.

“Commitment Termination Date” shall mean June 29, 2007, as may be extended pursuant to Section 2.12 hereof; provided that if any such day is not a Business Day, then the Commitment Termination Date shall be the immediately preceding Business Day.

“Computation Period” shall mean, with respect to any utilization fee payable under Section 2.05(b) hereof, (a) the period from and including the date hereof to and including the first day on which such utilization fee is payable under Section 2.05(c) hereof and (b) thereafter, each period from and including the last day of the immediately preceding Computation Period to and including the next succeeding day on which such utilization fee is payable under Section 2.05(c) hereof.

“Currency” shall mean Dollars or any Alternative Currency.

“Debt Rating” shall mean, as of any date of determination thereof and with respect to any Borrower, the ratings most recently published by the Rating Agencies relating to the unsecured, unsupported senior long-term debt obligations of such Borrower; provided that (a) the Debt Rating on any date of determination with respect to FSB or COBE shall be deemed to be the higher of (i) the Debt Rating on such date applicable to FSB or COBE, respectively, and (ii) the Debt Rating on such date applicable to COB, (b) if a rating is not at any time assigned by a Rating Agency to the unsecured, unsupported senior long-term debt obligations of COFC, the rating assigned to such obligations by such Rating Agency shall be deemed to be one rating subcategory below the rating assigned by such Rating Agency to the unsecured, unsupported senior long-term debt obligations of COB and (c) if a rating is not at any time assigned by at least two Rating Agencies to the unsecured, unsupported senior long-term debt obligations of COB, the Debt Rating of COB will be deemed to fall in Rating Level 7.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” shall have the meaning assigned to such term in Section 11.04 hereof.

“Delinquency Ratio” shall mean, on any date and with respect to COFC, the ratio of (a) all Past Due Receivables with respect to COFC on such date to (b) the aggregate amount of all Managed Receivables with respect to COFC on such date.

“Dollar Equivalent” shall mean, with respect to any Loan denominated in an Alternative Currency, the amount of Dollars that would be required to purchase the amount of the Alternative Currency of such Loan on the date such Loan is requested (or, in the case of

Credit Agreement

Money Market Loans, the date of the related Money Market Quote Request) or (with respect to any determination made under Section 2.01(c) hereof) on the date of any determination referred to in said Section, based upon the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places), as determined by the Administrative Agent, of the spot selling rate at which the Reference Lenders offer to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time for delivery two Business Days later.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Double Leverage Ratio” shall mean, on any date, the ratio of (a) the sum of (i) Intangibles (other than goodwill) with respect to COFC on such date plus (ii) the aggregate investment of COFC on such date in the capital stock of its Subsidiaries as reported pursuant to Section 8.01(a) or 8.01(b) hereof (including COFC’s interest in undistributed earnings of its Subsidiaries), to (b) Net Worth on such date.

“Effective Date” shall mean the first date on which the Administrative Agent notifies the Borrowers and the initial Lenders that all of the conditions set forth in Section 6.01 hereof have been satisfied.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union, as amended and in effect from time to time.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Issuance” shall mean (a) any issuance or sale by COFC or any of its Subsidiaries of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any capital stock of COFC or any warrants or options to purchase any capital stock of COFC that are issued to directors, officers or employees of COFC or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business, or any capital stock of COFC issued upon the exercise of any such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in COFC or any of its Subsidiaries or (b) the receipt by COFC or any of its Subsidiaries from any Person not a shareholder of COFC of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that

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Equity Issuance shall not include (i) any such issuance or sale by any Subsidiary of COFC to COFC or any Wholly Owned Subsidiary of COFC or (ii) any capital contribution by COFC or any Wholly Owned Subsidiary of COFC to any Subsidiary of COFC.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Borrower is a member.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Eurocurrency Loans” shall mean Syndicated Loans that bear interest at rates based on rates referred to in the definition of “Fixed Base Rate” in this Section 1.01.

“Eurocurrency Rate” shall mean, for any Eurocurrency Loan for the Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest four decimal places) determined by the Administrative Agent to be equal to the Fixed Base Rate for such Loan for such Interest Period.

“Events of Default” shall have the meaning assigned to such term in Section 9 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Representations” shall mean the representations and warranties made in (a) the last sentence of Section 7.02 hereof and (b) Section 7.03 hereof (but only insofar as the representation and warranty in Section 7.03 hereof relates to proceedings that could have a Material Adverse Effect of the type referred to clause (a), (b) or (e) of the definition thereof in this Section 1.01, but not of the type referred to in clause (c) or (d) of the definition thereof in this Section 1.01).

“Existing Credit Agreements” shall mean, collectively, (i) the Credit Agreement dated as of May 5, 2003, as heretofore amended, among COB, FSB, COFC, COBE, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, and (ii) the Multicurrency Credit Agreement made on 11 August 2000 among COFC, COB, certain financial institutions and Barclays Bank plc, as Agent.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended from time to time.

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“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to JPMorgan on such Business Day on such transactions as determined by the Administrative Agent.

“Fixed Base Rate” shall mean, with respect to any Fixed Rate Loan denominated in any Currency for the Interest Period therefor, the rate for deposits in such Currency for a period comparable to such Interest Period which appears on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such Currency in the London interbank market) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period; provided that, if such rate does not appear on the relevant Telerate Service Page, the “Fixed Base Rate” shall be the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places), as determined by the Administrative Agent, of the rates per annum quoted by the respective Reference Lenders at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the day that is two London Banking Days prior to (or in the case of a Fixed Rate Loan denominated in Euros, on such other date as is customary in the relevant interbank market) the first day of such Interest Period for the offering by the respective Reference Lenders to leading banks in the London interbank market of deposits denominated in such Currency having a term comparable to such Interest Period and in an amount comparable to the principal amount of such Fixed Rate Loan to be made by the respective Reference Lenders. If any Reference Lender is not participating in any Fixed Rate Loans during the Interest Period therefor, the Fixed Base Rate for such Loans for such Interest Period shall be determined by reference to the amount of such Loans that such Reference Lender would have made or had outstanding had it been participating in such Loan; provided that in the case of any LIBOR Market Loan, the Fixed Base Rate for such Loan shall be determined with reference to deposits of $25,000,000 (or its equivalent in any Alternative Currency). If any Reference Lender does not timely furnish such information for determination of any Fixed Base Rate, the Administrative Agent shall determine such Fixed Base Rate on the basis of the information timely furnished by the remaining Reference Lenders.

“Fixed Rate Loans” shall mean Eurocurrency Loans and, for the purposes of the definition of “Fixed Base Rate” in this Section 1.01 and in Section 5 hereof, LIBOR Market Loans.

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“Foreign Currency Equivalent” shall mean, with respect to any amount in Dollars, the amount of any Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“FSA” shall mean the Financial Services Authority in the United Kingdom.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a basis consistent with those that, in accordance with the second sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) non-contingent obligations of such Person (and, for the purposes of Section 9(b) hereof, all contingent obligations of such Person) in respect of letters of credit, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

“Insured Subsidiary” shall mean any insured depositary institution (as defined in 12 U.S.C. §1813(c) (or any successor provision), as amended, re-enacted or redesignated from time to time), that is controlled (within the meaning of 12 U.S.C. §1841 (or any successor provision), as amended, re-enacted or redesignated from time to time) by a Borrower.

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“Intangibles” shall mean, as at any date and with respect to any Borrower, the aggregate amount (to the extent reflected in determining the consolidated stockholders’ equity of such Borrower and its consolidated Subsidiaries) of (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within 12 months after the acquisition of such business) subsequent to September 30, 1996 in the book value of any asset by such Borrower or any of its consolidated Subsidiaries, (b) all Investments in unconsolidated Subsidiaries and all equity investments in Persons that are not Subsidiaries and (c) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

“Interest Period” shall mean:

(a) with respect to any Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the relevant Borrower may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) with respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day not less than seven days thereafter, as the relevant Borrower may select as provided in Section 2.03(b) hereof;

(c) with respect to any LIBOR Market Loan, the period commencing on the date such LIBOR Market Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the relevant Borrower may select as provided in Section 2.03(b) hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(d) with respect to any Base Rate Loan, the period commencing on the date such Base Rate Loan is made and ending on the earlier of the first Quarterly Date thereafter and the Commitment Termination Date.

Notwithstanding the foregoing: (i) if any Interest Period for any Loan would otherwise end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (iii) except as provided in clause (v) below, no Interest Period for any Loan (other than a Base Rate Loan or a Set Rate Loan) shall have a duration of less than one

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month and, if the Interest Period for any Eurocurrency or LIBOR Market Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period; (iv) no Borrower may select an Interest Period for a Loan in any Alternative Currency which would extend beyond the date on which such Alternative Currency ceases to be legal tender in its respective country; and (v) if each Lender shall have notified the Administrative Agent that the requested Interest Period is available (but subject to the foregoing clauses (i) and (ii)), a Eurocurrency Loan or LIBOR Market Loan may be made available for a specified Interest Period of less than one month or for an Interest Period of nine or 12 months; provided that no Loan shall be made to FSB or COBE with an Interest Period in excess of six months.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“JPMorgan” shall mean JPMorgan Chase Bank.

“LIBO Margin” shall have the meaning assigned to such term in Section 2.03(c)(ii)(C) hereof.

“LIBOR Auction” shall mean a solicitation of Money Market Quotes setting forth LIBO Margins based on the Eurocurrency Rate pursuant to Section 2.03 hereof.

“LIBOR Market Loans” shall mean Money Market Loans the interest rates on which are determined on the basis of Eurocurrency Rates pursuant to a LIBOR Auction.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest, encumbrance or arrangement for priority or preference of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) or, in the case of any security, any third party right to purchase, in each case relating to such Property.

“Loans” shall mean Syndicated Loans and Money Market Loans.

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“Local Time” shall mean, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04 hereof, Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans.

“Managed Receivables” shall mean, on any date and with respect to any U.S. Borrower, the sum for such U.S. Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) all on-balance sheet credit card loans and other finance receivables plus (b) all on-balance sheet credit card loans and other finance receivables held for securitization plus (c) all securitized credit card loans and other finance receivables; provided that, as the term “Managed Receivables” is used in the definition of “Tier 1 Capital to Managed Receivables Ratio”, clauses (a), (b) and (c) above shall be determined exclusive of securitized on-balance sheet finance receivables.

“Mandatorily Convertible Securities” shall mean the Upper DECS securities issued by COFC on April 23, 2002 pursuant to the Senior Indenture dated as of November 1, 1996, as supplemented by the First Supplemental Indenture, dated as of April 23, 2002, each by and between COFC and BNY Midwest Trust Company, and other securities hereafter issued providing for conversion thereof on substantially the same terms and conditions as such Upper DECS securities.

“Margin Stock” shall mean “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Effect” shall mean, with respect to a Borrower, a material adverse effect on (a) the Property, business, operations, financial condition or capitalization of such Borrower and its Subsidiaries taken as a whole, (b) the ability of such Borrower to perform its material obligations under the Basic Documents, (c) the validity or enforceability of the obligations of such Borrower under the Basic Documents, (d) the rights and remedies of the Lenders and the Administrative Agent against such Borrower under the Basic Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable by such Borrower in connection therewith.

“Material Subsidiary” shall mean, at any time and with respect to any Borrower, any Subsidiary of such Borrower which, at the time any determination is being made, would constitute a “significant subsidiary” of such Borrower as defined in Rule 1-02 of Regulation S-X of the SEC as in effect on the date hereof.

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“Money Market Borrowing” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Money Market Loan Limit” shall have the meaning assigned to such term in Section 2.03(c)(ii) hereof.

“Money Market Loans” shall mean the loans provided for by Section 2.03 hereof.

“Money Market Notes” shall mean any promissory notes in substantially the form of Exhibit A-2 hereto issued pursuant to Section 2.08(d) hereof, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Money Market Quote” shall mean an offer in accordance with Section 2.03(c) hereof by a Lender to make a Money Market Loan with one single specified interest rate.

“Money Market Quote Request” shall have the meaning assigned to such term in Section 2.03(b) hereof.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Worth” shall mean, on any date, the consolidated stockholders’ equity of COFC and its consolidated Subsidiaries plus an amount equal to 80% of the face amount of any Mandatorily Convertible securities issued by COFC, all determined as of such date on a consolidated basis without duplication in accordance with GAAP.

“Notes” shall mean the Syndicated Notes and the Money Market Notes.

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Past-Due Receivables” shall mean, on any date with respect to any U.S. Borrower, the sum (determined with respect to such U.S. Borrower and its Subsidiaries on a consolidated basis without duplication in accordance with GAAP) of (a) all Managed Receivables the minimum payments on which are at least 90 days overdue on such date plus (b) all other assets which have been, in accordance with the relevant Borrower’s credit policies with respect to such assets, classified as non-performing assets; provided that, Managed Receivables that are credit card loans, whether or not at least 90 days overdue, shall not constitute “Past-Due Receivables” to the extent of any cash balance of the account debtor on such loan on deposit with the creditor (but only to the extent such creditor is entitled under an agreement governing such credit card loan to set off such cash balances against the obligations of the account debtor under such loan and to the extent such cash balances are not subject to any other set-off or deduction by such creditor or any of its affiliates against a matured obligation owing by such debtor).

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“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean a rate equal to 2% per annum plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans, provided that, with respect to principal of a Eurocurrency Loan or a Money Market Loan that shall become due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) on a day other than the last day of the Interest Period therefor, the “Post-Default Rate” shall be, for the period from and including such due date to but excluding the last day of such Interest Period, 2% per annum plus the interest rate for such Loan as provided in Section 3.02 hereof and, thereafter, the rate provided for above in this definition.

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“Prime Rate” shall mean the rate of interest from time to time announced by JPMorgan at the Principal Office as its prime commercial lending rate.

“Principal Financial Center” shall mean (a) in the case of each Currency identified in Section 1.5 of the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc., the financial center identified in said Section opposite such Currency and (b) in the case of any other Currency, the principal financial center of the country that issues such Currency, as determined by the Administrative Agent.

“Principal Office” shall mean the principal office of JPMorgan, located on the date hereof at 270 Park Avenue, New York, New York 10017.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualifying Bank” shall mean any Lender (a) which is a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 of the United Kingdom (as such section may be amended from time to time) for the purposes of Section 349 of said Income and Corporation Taxes Act 1988 (as such section may be amended from time to time) making a Loan hereunder or in respect of a Loan made hereunder by a Person that was such a bank at the time that Loan was made and is within the charge to United Kingdom corporation tax with respect to

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any interest received by it in respect of a Loan hereunder and is beneficially entitled to any interest payments made to it or (b) who is resident (as such term is defined in an appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving residents of that country an exemption from United Kingdom taxation on interest and does not carry on business in the United Kingdom through a permanent establishment with which the indebtedness under this Agreement in respect of which interest is paid is effectively connected.

“Quarterly Dates” shall mean the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Rating Agencies” shall mean Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services or, in each case, any successor nationally recognized statistical rating organization.

“Rating Levels” shall mean, on any date of determination, (a) Rating Level 1 if the Debt Rating by the Rating Agencies is at least equal to “A3” or “A-”, (b) Rating Level 2 if the Debt Rating by the Rating Agencies is at least equal to “Baa1” or “BBB+”, but does not fall within Rating Level 1, (c) Rating Level 3 if the Debt Rating by the Rating Agencies is at least equal to “Baa2” or “BBB”, but does not fall within Rating Level 1 or Rating Level 2, (c) Rating Level 4 if the Debt Rating by the Rating Agencies is at least equal to “Baa3” or “BBB-”, but does not fall within Rating Level 1, Rating Level 2 or Rating Level 3, (e) Rating Level 5 if the Debt Rating by the Rating Agencies is at least equal to “Ba1” or “BB+”, but does not fall within Rating Level 1, Rating Level 2, Rating Level 3 or Rating Level 4, (f) Rating Level 6 if the Debt Rating by the Rating Agencies is at least equal to “Ba2” or “BB”, but does not fall within Rating Level 1, Rating Level 2, Rating Level 3, Rating Level 4 or Rating Level 5 or (g) Rating Level 7 if the Debt Rating by the Rating Agencies is at least equal to “Ba3” or “BB-” or if none of the foregoing is applicable. If the Debt Rating of any Rating Agency is below the Debt Rating of the other Rating Agency and the two Debt Ratings shall be equal to or greater than “Baa3” and “BBB-”, the “Rating Level” will be determined without regard to the Debt Rating of such Rating Agency with the lower Rating Level. If the Debt Rating of any Rating Agency is below the Debt Rating of the other Rating Agency and either Debt Rating shall be less than “Baa3” or “BBB-”, the “Rating Level” will be determined based on the Debt Rating of such Rating Agency with the lower Rating Level.

“Receivables” shall mean, with respect to any Borrower, any amount owing, from time to time, with respect to a credit card, revolving or installment loan account, home equity line of credit or residential mortgage loan account or other receivable owned by such Borrower, including, without limitation, amounts owing to a Borrower or a Subsidiary of a Borrower for payment of goods and services, cash advances, convenience checks, membership fees, finance charges, late charges, credit insurance premiums and cash advance fees and fees relating to additional lending products, and any other receivables arising out of financing transactions by such Borrower; provided that the term “Receivables” shall not include any of the foregoing that is subject to a securitization (whether on or off balance sheet for any Borrower) effected in the

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ordinary course of business, including any “seller interest” or retained portion of any securitization.

“Reference Lenders” shall mean JPMorgan, Citibank, N.A. and Bank of America, N.A. (or their respective Applicable Lending Offices, as the case may be).

“Regulations A, D, T, U and X” shall mean, respectively, Regulations A, D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the date hereof in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” shall mean, for the Interest Period for any Eurocurrency Loan or LIBOR Market Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Fixed Base Rate for Eurocurrency Loans or LIBOR Market Loans (as the case may be) is to be determined as provided in the definition of “Fixed Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurocurrency Loans or LIBOR Market Loans.

“Restricted Shares” shall mean, with respect to any Borrower, shares of stock of or other ownership interests in such Borrower or any Subsidiary thereof engaged primarily in the extension of consumer credit to third parties or securitizations of receivables related to such extension of consumer credit, excluding without limitation any such ownership interests of any Borrower in America One Communications, Inc.

“Risk Adjusted Assets” shall mean, on any date and with respect to any U.S. Borrower, the amount, for such U.S. Borrower and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of (i) “weighted risk assets”, within the meaning given to such term in the Capital Adequacy Guidelines for State Member Banks published by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof) plus (ii) “risk weighted assets”, within the meaning given to such term in 12 C.F.R. Part 567.1.

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“SEC” shall mean the Securities and Exchange Commission, or any successor agency charged with the administration and enforcement of the Securities Act and the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Set Rate” shall have the meaning assigned to such term in Section 2.03(c)(ii)(D) hereof.

“Set Rate Auction” shall mean a solicitation of Money Market Quotes setting forth Set Rates pursuant to Section 2.03 hereof.

“Set Rate Loans” shall mean Money Market Loans the interest rates on which are determined on the basis of Set Rates pursuant to a Set Rate Auction.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Securities issued by such corporation, partnership, limited liability company or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that any special purpose subsidiary of COFC or any of its Subsidiaries organized and operated solely to facilitate or conduct securitizations shall not be deemed to be a Subsidiary of COFC or any other Borrower.

“Swap Agreement” shall have the meaning given to such term in Section 101(53B) of the Bankruptcy Code (as in effect on the date hereof).

“Syndicated Loans” shall mean the loans provided for by Section 2.01(a) hereof, which may be Base Rate Loans and/or Eurocurrency Loans.

“Syndicated Notes” shall mean any promissory notes in substantially the form of Exhibit A-1 hereto issued pursuant to Section 2.08(d) hereof, and all promissory notes delivered in substitution or exchange thereof, in each case as the same shall be modified and supplemented and in effect from time to time.

“Syndication Agents” shall mean each of Bank of America, N.A., Barclays Bank plc, Citibank, N.A., Credit Suisse First Boston, Deutsche Bank AG, New York Branch, Lehman Commercial Paper Inc., Morgan Stanley Bank and Wachovia Bank, National Association.

“Tangible Net Worth” shall mean, on any date and with respect to any Borrower, the consolidated stockholders’ equity of such Borrower and its consolidated Subsidiaries (provided, that the consolidated stockholders’ equity of COFC shall include an amount equal to 80% of the face amount of any Mandatorily Convertible Securities issued by it so long as such Mandatorily Convertible Securities do not, at any time, comprise more than 25% of the Tangible

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Net Worth of COFC) less Intangibles of such Borrower and its consolidated Subsidiaries, all determined as of such date on a consolidated basis without duplication in accordance with GAAP.

“TARGET Business Day” shall mean any day that is not (i) a Saturday or Sunday, or (ii) any other day on which the Trans-European Real-time Gross Settlement Express Transfer Payment System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Tier 1 Capital” shall mean, on any date and with respect to any U.S. Borrower, the amount, for such U.S. Borrower and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of “Tier 1 capital”, within the meaning given to such term in the Capital Adequacy Guidelines for State Member Banks published by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Tier 1 Capital to Managed Receivables Ratio” shall mean, on any date and with respect to COFC, the ratio of (a) Tier 1 Capital (determined, for the purposes of this definition, in accordance with GAAP) with respect to COFC on such date to (b) Managed Receivables with respect to COFC on such date.

“Tier 1 Capital to Risk Adjusted Assets Ratio” shall mean, on any date and with respect to COB or FSB, the ratio of (a) Tier 1 Capital with respect to such Borrower on such date to (b) Risk Adjusted Assets with respect to such Borrower on such date.

“Tier 1 Leverage Ratio” shall mean, on any date and with respect to COB or FSB, the ratio of (a) Tier 1 Capital with respect to such Borrower on such date to (b) Total Assets with respect to such Borrower on such date.

“Total Assets” shall mean, on any date and with respect to any U.S. Borrower, the amount, for such U.S. Borrower and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of “average total consolidated assets”, within the meaning given to such term in the Capital Adequacy Guidelines for State Member Banks published by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix b, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Total Capital” shall mean, on any date and with respect to any U.S. Borrower, the amount, for such U.S. Borrower and its consolidated Subsidiaries (determined on a consolidated basis) on such date, of “total capital”, within the meaning given to such term in the Capital Adequacy Guidelines for State Member Banks published by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof).

“Total Capital to Risk Adjusted Assets Ratio” shall mean, on any date and with respect to COB or FSB, the ratio of (a) Total Capital with respect to such Borrower on such date to (b) Risk Adjusted Assets with respect to such Borrower on such date.

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“Type” shall have the meaning assigned to such term in Section 1.03 hereof.

“U.S. Borrower” shall mean any Borrower other than COBE.

“Voting Securities” shall mean, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Voting Securities issued by such corporation, partnership, limited liability company or other entity (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.02 Accounting Terms and Determinations.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with generally accepted accounting principles in the United States of America, applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, prior to the delivery of the first financial statements under Section 8.01(a) or (b) hereof, shall mean the audited financial statements as at December 31, 2003 referred to in Section 7.02 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles in the United States of America applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 hereof (or, prior to the delivery of the first financial statements under Section 8.01(a) or (b) hereof, used in the preparation of the audited financial statements as at December 31, 2003 referred to in Section 7.02 hereof) unless (i) any Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01(a) or (b) hereof, shall mean the audited financial

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statements referred to in Section 7.02 hereof). Notwithstanding the foregoing, the accounting terms “Risk-Adjusted Assets”, “Tier 1 Capital”, “Total Assets” and “Total Capital” defined in Section 1.01 hereof shall be interpreted by reference to the statutes or regulations referred to in said definitions, as such statutes or regulations are amended, modified, supplemented or replaced and in effect from time to time.

(b) COFC shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles in the United States of America employed in the preparation of such statement and the application of accounting principles in the United States of America employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof. COBE shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles in England employed in the preparation of such statement and the application of accounting principles in England employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, no Borrower will change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03 Currencies and Types of Loans. Loans hereunder are distinguished by “Currency” and by “Type”. The “Currency” of a Loan refers to the Currency in which such Loan is denominated. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, a Eurocurrency Loan, a Set Rate Loan or a LIBOR Market Loan, each of which constitutes a Type. Loans may be identified by one or more of their Currency and Type.

1.04 EMU.

(a) Unavailability of Euro. If the Administrative Agent at any time determines that: (1) the Euro has ceased to be utilized as the basic accounting unit of the European Community, (2) for reasons affecting the market in Euros generally, Euros are not freely traded between banks internationally, or (3) it is illegal, impossible or impracticable for payments to be made hereunder in Euros, then the Administrative Agent may in its discretion declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision, would have been payable in Euros shall be made in Pounds Sterling or Dollars (as selected by the Administrative Agent (the “Selected Currency”))

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and the amount to be so paid shall be calculated on the basis of the equivalent of the Euro in the Selected Currency.

(b) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the relevant interbank market for the offering of deposits denominated in such Currency for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State, provided, that if any Loan in the Currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.

(c) Additional Changes at Administrative Agent’s Discretion. This Section and other provisions of this Agreement relating to Euros shall be subject to such further changes as the Administrative Agent may from time to time in its reasonable discretion specify to the other parties hereto as necessary or appropriate to reflect the changeover to or operation of the Euro in Participating Member States.

SECTION 2. Commitments, Loans, and Prepayments.

2.01 Syndicated Loans.

(a) Each Lender severally agrees, on the terms and conditions of this Agreement, to make Syndicated Loans to any one or more of the Borrowers in Dollars or any Agreed Alternative Currency during the period from and including the date hereof to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Commitment of such Lender as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period any Borrower may borrow, repay and reborrow the amount of the Commitments; provided that (i) no more than 10 separate Interest Periods in respect of Eurocurrency Loans may be outstanding at any one time and (ii) no more than 20 different Interest Periods for both Syndicated Loans and Money Market Loans may be outstanding at the same time (for which purpose (x) Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous and (y) Loans denominated in different Currencies shall be deemed to have different Interest Periods).

(b) Anything herein to the contrary notwithstanding, (i) no Syndicated Loan shall be made if, after giving effect to such Loan, the aggregate outstanding principal amount of all Syndicated Loans, together with the aggregate outstanding principal amount of Money Market Loans, would exceed the aggregate amount of Commitments then in effect, and (ii) the aggregate outstanding principal amount of all Loans to COFC may not at any time exceed 66- 2/3% of the aggregate amount of the Commitments then in effect.

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(c) For purposes of determining whether the amount of any borrowing of a Loan, together with all other Loans then outstanding, would exceed the aggregate amount of Commitments (including, without limitation, for the purposes of Sections 2.01(a), 2.01(b) and 2.03(a) hereof) or any other limitation hereunder, the amount of any Loan outstanding that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent (determined as of the date of such borrowing) of the amount in the Alternative Currency of such Loan. For purposes of determining the unused portion of the Commitments under Section 2.04(b) hereof, the amount of any Loan outstanding that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent (determined as of the date of determination of the unused portion of the Commitments) of the amount in the Alternative Currency of such Loan. For purposes of calculating the amount of any utilization fee payable under Section 2.05(b) hereof, the amount of any Loan outstanding on any date that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent (determined as of the date of the most recent borrowing of Loans) of the amount in the Alternative Currency of such Loan.

2.02 Borrowings of Syndicated Loans. The applicable Borrower shall give the Administrative Agent notice of each borrowing of Syndicated Loans as provided in Section 4.05 hereof. Not later than 1:00 p.m. Local Time on the date specified for each borrowing of Syndicated Loans, each Lender shall make available the amount of the Syndicated Loan or Loans to be made by it on such date to the Administrative Agent, at the Administrative Agent’s Account for the Currency in which such Loan is denominated, in immediately available funds, for account of the applicable Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower by depositing the same, in immediately available funds, in an account of the applicable Borrower designated by the applicable Borrower.

2.03 Money Market Loans.

(a) In addition to borrowings of Syndicated Loans, at any time prior to the Commitment Termination Date, any Borrower may, as set forth in this Section 2.03, request the Lenders to make offers to make Money Market Loans to such Borrower in Dollars or in any Alternative Currency. The Lenders may, but shall have no obligation to, make such offers and the applicable Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.03. Money Market Loans may be LIBOR Market Loans or Set Rate Loans (each a “Type” of Money Market Loan), provided that:

(i) there may be no more than 20 different Interest Periods for both Syndicated Loans and Money Market Loans outstanding at the same time (for which purpose (x) Interest Periods described in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous and (y) Loans denominated in different Currencies shall be deemed to have different Interest Periods); and

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(ii) the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments then in effect.

(b) When a Borrower wishes to request offers to make Money Market Loans, it shall give the Administrative Agent (which shall promptly notify the Lenders) notice (a “Money Market Quote Request”) so as to be received no later than (x) 11:00 a.m. New York time on the fifth Business Day prior to the date of borrowing proposed therein, in the case of a LIBOR Auction, (y) 12:00 noon London time on the fourth Business Day prior to the date of borrowing proposed therein in the case of a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency or (z) the Business Day next preceding the date of borrowing proposed therein in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars. The applicable Borrower may request offers to make Money Market Loans for up to three different Interest Periods in a single notice (for which purpose (x) Interest Periods in different lettered clauses of the definition of the term “Interest Period” shall be deemed to be different Interest Periods even if they are coterminous and (y) Money Market Loans denominated in different Currencies shall be deemed to have different Interest Periods); provided that the request for each separate Interest Period or Currency shall be deemed to be a separate Money Market Quote Request for a separate borrowing (a “Money Market Borrowing”). Each such notice shall be substantially in the form of Exhibit E hereto and shall specify as to each Money Market Borrowing:

(i) the name of the Borrower, the Currency of such Borrowing and the proposed date of such borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Money Market Borrowing, which shall be an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii) the duration of the Interest Period applicable thereto;

(iv) whether the Money Market Quotes requested for a particular Interest Period are seeking quotes for LIBOR Market Loans or Set Rate Loans; and

(v) if the Money Market Quotes requested are seeking quotes for Set Rate Loans denominated in Dollars, the date on which the Money Market Quotes are to be submitted (the date on which such Money Market Quotes are to be submitted is called the “Quotation Date”).

Except as otherwise provided in this Section 2.03(b), no Money Market Quote Request shall be given within five Business Days of any other Money Market Quote Request.

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(c) (i) Each Lender may submit one or more Money Market Quotes, each constituting an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the applicable Borrower’s request under Section 2.03(b) hereof specified more than one Interest Period, such Lender may make a single submission containing one or more Money Market Quotes for each such Interest Period. Each Money Market Quote must be submitted to the Administrative Agent not later than (x) 4:00 p.m. New York time on the fifth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction, (y) 4:00 p.m. London time on the fourth Business Day prior to the date of borrowing proposed therein in the case of a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency or (z) 10:00 a.m. New York time on the Quotation Date in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars; provided that any Money Market Quote may be submitted by JPMorgan (or its Applicable Lending Office) only if JPMorgan (or such Applicable Lending Office) notifies such Borrower of the terms of the offer contained therein not later than (x) 3:45 p.m. New York time on the fifth Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction, (y) 3:45 p.m. London time on the fourth Business Day prior to the date of borrowing proposed therein in the case of a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency or (z) 9:45 a.m. New York time on the Quotation Date in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars. Subject to Sections 5.02(b), 5.03, 6.02 and 9 hereof, any Money Market Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of such Borrower.

(ii) Each Money Market Quote shall be substantially in the form of Exhibit F hereto and shall specify:

(A) the name of the Borrower, the Currency of such Borrowing and the proposed date of borrowing and the Interest Period therefor;

(B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount shall be an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)); provided that the aggregate principal amount of all Money Market Loans for which a Lender submits Money Market Quotes (x) may be greater or less than the Commitment of such Lender but (y) may not exceed the principal amount of the Money Market Borrowing for a particular Interest Period for which offers were requested;

(C) in the case of a LIBOR Auction, the margin above or below the applicable Eurocurrency Rate (the “LIBO Margin”) offered for each such Money Market Loan, expressed as a percentage (rounded upwards, if necessary, to the

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nearest 1/10,000th of 1%) to be added to or subtracted from the applicable Eurocurrency Rate;

(D) in the case of a Set Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Money Market Loan (the “Set Rate”); and

(E) the identity of the quoting Lender.

Unless otherwise agreed by the Administrative Agent and the applicable Borrower, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request and, in particular, no Money Market Quote may be conditioned upon acceptance by the applicable Borrower of all (or some specified minimum) of the principal amount of the Money Market Loan for which such Money Market Quote is being made, provided that the submission by any Lender containing more than one Money Market Quote may be conditioned on the applicable Borrower not accepting offers contained in such submission that would result in such Lender making Money Market Loans pursuant thereto in excess of a specified aggregate amount (the “Money Market Loan Limit”).

(d) The Administrative Agent shall (x) in the case of a LIBOR Auction, by 5:00 p.m. New York time on the day a Money Market Quote is submitted, (y) in the case of a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency, by 5:00 p.m. London time or (z) in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars, as promptly as practicable after the Money Market Quote is submitted (but in any event not later than 10:15 a.m. New York time on the Quotation Date), notify the applicable Borrower of the terms (i) of any Money Market Quote submitted by a Lender that is in accordance with Section 2.03(c) hereof and (ii) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Lender with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent’s notice to the applicable Borrower shall specify (A) the aggregate principal amount of the Money Market Borrowing for which offers have been received and (B) the respective principal amounts and LIBO Margins or Set Rates, as the case may be, so offered by each Lender (identifying the Lender that made each Money Market Quote).

(e) Not later than (x) 10:00 a.m. New York time on the fourth Business Day prior to the proposed date of borrowing in the case of a LIBOR Auction, (y) 10:00 a.m. London time on the third Business Day prior to the proposed date of borrowing in the case of a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency or (z) 11:00 a.m. New York time on the Quotation Date in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars, the applicable Borrower shall notify the

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Administrative Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to Section 2.03(d) hereof (which notice shall specify the aggregate principal amount of offers from each Lender for each Interest Period that are accepted, it being understood that the failure of the applicable Borrower to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Lender. The notice from the Administrative Agent shall also specify the aggregate principal amount of offers for each Interest Period that were accepted and the lowest and highest LIBO Margins and Set Rates that were accepted for each Interest Period. The applicable Borrower may accept any Money Market Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii) the aggregate principal amount of each Money Market Borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)) but shall not cause the limits specified in Section 2.03(a) hereof to be violated;

(iii) acceptance of offers may, subject to clause (vi) below, be made only in ascending order of LIBO Margins or Set Rates, as the case may be, in each case beginning with the lowest rate so offered;

(iv) any Money Market Quote accepted in part shall be an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency));

(v) the applicable Borrower may not accept any offer where the Administrative Agent has advised the applicable Borrower that such offer fails to comply with Section 2.03(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.03(a) hereof); and

(vi) the aggregate principal amount of each Money Market Borrowing from any Lender may not exceed any applicable Money Market Loan Limit of such Lender.

If offers are made by two or more Lenders with the same LIBO Margins or Set Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the applicable Borrower among such Lenders as nearly as possible (in an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)) in proportion to the aggregate principal amount of such

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offers. Determinations by the applicable Borrower of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(f) Any Lender whose offer to make any Money Market Loan has been accepted in accordance with the terms and conditions of this Section 2.03 shall, not later than 11:00 a.m. Local Time (in the case of a LIBOR Auction or a Set Rate Auction in respect of Money Market Loans denominated in an Alternative Currency) or 1:00 p.m. New York time (in the case of a Set Rate Auction in respect of Money Market Loans denominated in Dollars) on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at the Administrative Agent’s Account for the Currency in which such Loan is denominated in immediately available funds, for account of the applicable Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower on such date by depositing the same, in immediately available funds, in an account of the applicable Borrower designated by the applicable Borrower.

(g) Except for the purpose and to the extent expressly stated in Section 2.05(b) hereof, the amount of any Money Market Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

(h) The applicable Borrower shall pay to the Administrative Agent a fee of $750 each time it gives a Money Market Quote Request to the Administrative Agent.

2.04 Changes of Commitments.

(a) The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

(b) The Borrowers, acting jointly, shall have the right at any time or from time to time (i) to terminate the Commitments so long as no Syndicated Loans or Money Market Loans are outstanding (or any outstanding Loans are simultaneously repaid in full) and (ii) to reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all Money Market Loans); provided that (x) the Borrowers shall give notice of each such termination or reduction as provided in Section 4.05 hereof, (y) each partial reduction shall aggregate to an integral multiple of $1,000,000 and not less than $10,000,000 and (z) no such termination or reduction shall be effected unless such notice shall have been given by each Borrower.

(c) The Commitments, once terminated or reduced, may not be reinstated.

2.05 Fees.

(a) Facility Fee. The Borrowers shall pay to the Administrative Agent for account of each Lender a facility fee on the daily average amount of such Lender’s Commitment (regardless of utilization thereof), for the period from and including the date hereof to but not

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including the earlier of the date such Commitment is terminated and the Commitment Termination Date, at a rate per annum equal to the Applicable Facility Fee Percentage; provided, that the Applicable Facility Fee Percentage on the Commitments available for borrowing by COFC pursuant to Section 2.01(b) shall be determined with reference to the lower of the Debt Ratings assigned to COFC and COB, while the Applicable Facility Fee Percentage on the Commitments not available for borrowing by COFC pursuant to Section 2.01(b) shall be determined with reference to the Debt Rating of COB; provided, further, that the facility fee shall not accrue or become payable by the Borrowers on the Commitment of any Defaulting Lender during the period that such Lender is a Defaulting Lender.

(b) Utilization Fee. The Borrowers shall pay to the Administrative Agent for account of each Lender a utilization fee, for each Computation Period occurring during the period from and including the date hereof to but not including the earlier of the date the Commitments are terminated and the Commitment Termination Date, on the excess, if any, of (i) the Average of the aggregate outstanding principal amount of all Loans (including Money Market Loans) outstanding for such Computation Period over (ii) 33% of the Average of the aggregate amount of all Commitments in effect for such Computation Period, at a rate per annum equal to the Applicable Utilization Fee Percentage. Utilization fee payable under this Section 2.05(b) with respect to any day shall be allocated among the Borrowers pro rata according to the respective Average aggregate outstanding principal amounts of Loans owing by such Borrowers for such Computation Period.

(c) Payment. Accrued facility fee and utilization fee shall be payable on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date.

2.06 Lending Offices. The Loans of each Type and Currency made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type and Currency.

2.07 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and (except as otherwise provided in Section 4.06 hereof) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such other Lender to make any Loan required to be made by such other Lender. The amounts payable by each Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt, and each Lender shall (without prejudice to the provisions of Section 9 hereof) be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

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2.08 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the date, amount, Currency, Type, interest rate and duration of Interest Period of each Loan made by such Lender to a Borrower, and amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the name of each Borrower and amount of each Loan made to such Borrower hereunder, Currency and Type thereof and the interest rate and Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from any Borrower hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement.

(d) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by one or more promissory notes. In such event, the applicable Borrower(s) shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit A-1 hereto (to evidence Syndicated Loans), or Exhibit A-2 hereto (to evidence Money Market Loans), as such Lender may request. Each Syndicated Note shall be dated the date hereof, duly executed by the applicable Borrower and payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. Each Money Market Note shall be dated the date hereof, duly executed by the applicable Borrower and payable to such Lender and otherwise duly completed.

(e) No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with an increase of such Lender’s Commitment pursuant to Section 2.10 or 2.12 hereof or in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Notes pursuant to Section 5.07 or 11.06 hereof (and, if requested by any Lender, each Borrower agrees to so exchange any Note).

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2.09 Prepayments.

(a) Optional Prepayments.

(i) Subject to Section 4.04 hereof, each Borrower shall have the right to prepay Syndicated Loans made to such Borrower at any time or from time to time, provided that: (i) such Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (ii) any prepayment of a Eurocurrency Loan on a day other than the last day of the Interest Period for such Loan shall be subject to the payment of any compensation payable under Section 5.05 hereof.

(ii) Money Market Loans may not be prepaid.

(b) Currency Valuation. In the event that any Borrower selects an Interest Period of more than three months’ duration for any borrowing of Loans, on each Currency Valuation Date (as defined below), the Administrative Agent shall determine the sum of the aggregate outstanding principal amount of all Loans. For purposes of this determination, the outstanding principal amount of any Loan that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount in the Alternative Currency of such Loan, determined as of such Currency Valuation Date. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and each Borrower thereof. If, on the date of such determination, such sum of the aggregate principal amount of all Loans exceeds 105% of the aggregate of the Commitments as then in effect, the Borrowers shall, if requested by the Majority Lenders (through the Administrative Agent), prepay outstanding Loans other than Money Market Loans (ratably in accordance with the then outstanding aggregate principal amounts thereof except that the Borrowers may prepay Base Rate Loans in full before prepaying Eurocurrency Loans) in such amounts as shall be necessary so that after giving effect thereto the aggregate outstanding principal amount of all Loans does not exceed the aggregate Commitments, any such prepayment to be made, in the case of any Eurocurrency Loan, on the last day of the then current Interest Period with respect thereto. After the date of any such prepayment, the Borrowers shall not be required to make a prepayment under this Section 2.09(b) until any Borrower subsequently selects an Interest Period of more than three months’ duration. Any such payment shall be accompanied by accrued interest thereon as provided in Section 3.02 hereof and by any amounts payable under Section 5.05 hereof.

For purposes of this Section 2.09(b), “Currency Valuation Date” shall mean, with respect to each Interest Period having an initial duration of more than three months for any borrowing of Loans, each date which occurs at intervals of three months after the first day of such Interest Period (or, if any such date is not a Business Day, the immediately preceding Business Day).

2.10 Increases in Commitments.

(a) The Borrowers, acting jointly, shall have the right at any time to increase the aggregate amount of the Commitments hereunder to an amount not to exceed $1,250,000,000 by causing one or more banks or other financial institutions, which may include any Lender already party to this Agreement, to become a “Lender” party to this Agreement or (in the case of any Lender already party to this Agreement) to increase the amount of such Lender’s

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Commitment; provided that (i) the addition of any bank or other financial institution to this Agreement that is not already a Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and (ii) the Commitment of any bank or other financial institution becoming a “Lender” party to this Agreement, and any increase in the amount of the Commitment of any Lender already party to this Agreement, shall be in an amount equal to an integral multiple of $1,000,000 and not less than $10,000,000.

(b) Any increase in the aggregate amount of the Commitments pursuant to Section 2.10(a) hereof shall be effective only upon the execution and delivery by the Borrowers, the Administrative Agent and each relevant bank, financial institution or Lender of a commitment increase letter in substantially the form of Exhibit I hereto (a “Commitment Increase Letter”), which Commitment Increase Letter shall be delivered to the Administrative Agent not less than three Business Days prior to the Commitment Increase Date and shall specify (i) the amount of the Commitment of such bank or other financial institution becoming a “Lender” party to this Agreement or of any increase in the amount of the Commitment of such Lender and (ii) the date such increase is to become effective (the “Commitment Increase Date”).

(c) Any increase in the aggregate amount of the Commitments pursuant to this Section 2.10 shall not be effective unless:

(i) no Default shall have occurred and be continuing on the Commitment Increase Date;

(ii) each of the representations and warranties made by the Borrowers in Section 7 hereof (other than the Excluded Representations) shall be true and correct in all material respects on and as of the Commitment Increase Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii) no notice of borrowing of Syndicated Loans shall be outstanding on and as of such Commitment Increase Date;

(iv) such increase in the aggregate amount of the Commitments does not cause any Lender to hold a Commitment in an amount exceeding 25% of the aggregate amount of the Commitments as so increased;

(v) immediately after giving effect to such increase, the aggregate amount of Commitments available for borrowing by COFC shall not exceed 66- 2/3% of the aggregate amount of the Commitments as so increased; and

(vi) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) each of (x) a certificate of the corporate secretary or assistant secretary of the Borrowers as to the taking of any corporate action necessary in connection with such increase and (y) an opinion or opinions of counsel to the Borrowers as to their corporate power and authority to borrow hereunder after giving effect to such increase.

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Each notice requesting an increase in the aggregate amount of the Commitments pursuant to this Section 2.10 shall constitute a certification to the effect set forth in clauses (i) and (ii) of the preceding sentence.

(d) No Lender shall at any time be required to agree to a request of a Borrower to increase its Commitment or obligations hereunder.

2.11 Undertaking of COB. COB hereby agrees with each Lender and the Administrative Agent as follows:

(a) Undertaking to Pay. At the request of FSB and COBE, COB hereby irrevocably undertakes in favor of the Administrative Agent that COB will honor the Administrative Agent’s sight drafts drawn on COB and payable to the order of the Administrative Agent upon presentation of such drafts to COB at the address to which notices are deliverable to COB under Section 11.02 hereof accompanied by a written certification referred to below (such undertaking to honor such drafts being herein called, the “Undertaking”). Each draft must be accompanied by written certification of the Administrative Agent in the form of Exhibit J to this Agreement. Each draft drawn under and in compliance with the Undertaking will be duly honored by COB forthwith upon presentation by paying the amount of such draft to the Administrative Agent at the Administrative Agent’s Account in the manner specified in Section 4.01 hereof.

(b) Amount Available. The aggregate amount available to be drawn under this Section 2.11 shall be equal to (i) the aggregate amount of Commitments hereunder plus (ii) interest (computed on the basis of a year of 360 days) that would accrue on such aggregate amount for a period of 360 days at a rate per annum equal to 12%. Partial and multiple drawings under this Section 2.11 are permitted. The Undertaking shall expire on the date 100 days following the Commitment Termination Date.

(c) Certain Terms and Conditions. All charges and commissions incurred by COB in connection with the issuance or administration of the Undertaking (including any drawing in respect of the Undertaking) shall be for account of FSB or COBE, as the case may be. This Section 2.11 sets forth in full the terms of the Undertaking, and the Undertaking shall not in any way be amended, modified, amplified or limited by reference to any other Section or provision of this Agreement or any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate in this Section 2.11 by reference any document, instrument or agreement. The obligations of COB in respect of the Undertaking are independent of any of the obligations of any other party to this Agreement and of any obligations of COB under any other Section or provision of this Agreement (and accordingly the Undertaking is intended to be both a “credit” and a “letter of credit” within the meaning of Article 5 of the New York Uniform Commercial Code), and the entitlement of the Administrative Agent to draw under the Undertaking is subject only to compliance by the

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Administrative Agent with the express conditions to drawing set forth in this Section 2.11. The Undertaking may not be assigned or transferred other than to a successor Administrative Agent appointed in accordance with Section 10.08 hereof.

(d) Reimbursement. FSB and COBE agree to reimburse COB for any drawing by the Administrative Agent under the Undertaking for their respective accounts, without notice or demand of any kind, not later than 1:00 p.m. (New York time) on the Business Day following such drawing, in an amount equal to the amount of such drawing. COB hereby agrees that until the payment and satisfaction in full of the principal of and interest on the Loans made by the Lenders to, and any Notes held by each Lender of, FSB and COBE and all other amounts from time to time owing to the Lenders or the Administrative Agent by FSB and COBE hereunder and under any Notes and the expiration or termination of the Commitments COB shall not exercise any right or remedy to collect any amount owing by FSB or COBE to COB under this Section 2.11(d).

(e) UCP. The Undertaking is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “UCP”). In the event of any conflict between the law of the State of New York (which, pursuant to Section 11.10 hereof, governs this Agreement) and the UCP, the UCP shall control. Notwithstanding Article 17 of the UCP, if the Undertaking expires during an interruption of business as described in said Article 17, COB shall effect payment if the Undertaking is drawn against within 30 days after the resumption of business.

(f) Distribution of Proceeds of Drawing. Each payment received by the Administrative Agent in connection with any drawing under the Undertaking shall be promptly applied by the Administrative Agent to the obligations of FSB or COBE, as the case may be, in respect of which such drawing was made.

2.12 Extensions of Commitments.

(a) The Borrowers may, by notice to the Administrative Agent not earlier than 90 days but not later than 60 days prior to each anniversary of the Effective Date, request that each Lender extend such Lender’s Commitment for an additional 1-year or 2-year period from such anniversary of the Effective Date (the “Extension Date”); provided, that at no time shall any Lender’s Commitment be longer than a period of three years.

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 75 days but not later than the date 45 days prior to the Extension Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend its Commitment (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event not later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The Commitment of

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each Non-Extending Lender shall terminate on the Commitment Termination Date then in effect without extension (the “Existing Commitment Termination Date”), and each Borrower shall pay in full all amounts owing by such Borrower to each Non-Extending Lender hereunder on or before the Existing Commitment Termination Date.

(c) The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section 2.12 not earlier than 60 days but not later than the 30 days prior to the Extension Date (or, if such date is not a Business Day, on the next preceding Business Day). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(d) The Borrowers shall have the right on or before the Extension Date to require any Non-Extending Lender to assign in full, in accordance with Section 11.06, its rights and obligations under this Agreement to an assignee designated by the Borrowers (subject to the approval of the Administrative Agent, which shall not be unreasonably withheld) that agrees to accept all of such rights and obligations (each, a “Replacement Lender”); provided, that prior to replacing any Non-Extending Lender with any Replacement Lender, the Borrower shall have given each Lender which has agreed to extend its Commitment an opportunity to increase its Commitment by all or a portion of the Non-Extending Lenders’ Commitments.

(e) If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Commitments shall be not less than 51% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, (i) each Replacement Lender shall thereupon become a “Lender” for all purposes of this Agreement and (ii) the Commitment of each Lender that has agreed so to extend its Commitment and of each Replacement Lender shall be extended to the date one or two years, as the case may be, after the Extension Date (except that, if such date is not a Business Day, such Commitment as so extended shall be the next preceding Business Day).

(f) Notwithstanding the foregoing, the extension of the Commitments beyond the Commitment Termination Date, as in effect at any given time, pursuant to this Section 2.12 shall be effective with respect to any Lender only if:

(i) no Default or Event of Default shall have occurred and be continuing on and as of such Commitment Termination Date; and

(ii) each of the representations and warranties in Section 7 hereof, including without limitation each of the Excluded Representations, are true and complete in all material respects on and as of such Commitment Termination Date with the same force and effect as if made on and as of such Commitment Termination Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date).

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SECTION 3. Payments of Principal and Interest.

3.01 Repayment of Loans. Each Borrower hereby promises to pay to the Administrative Agent for account of each Lender the principal of each Loan made by such Lender to such Borrower, and each such Loan shall mature, on the last day of the Interest Period therefor. Except as set forth in Section 2.11 hereof, no Borrower shall have liability for the obligations of another Borrower.

3.02 Interest. Each Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to such Borrower for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin with respect to Base Rate Loans;

(b) if such Loan is a Eurocurrency Loan, the Eurocurrency Rate for such Loan for the Interest Period therefor plus the Applicable Margin with respect to Eurocurrency Loans;

(c) if such Loan is a LIBOR Market Loan, the Eurocurrency Rate for such Loan for the Interest Period therefor plus (or minus) the LIBO Margin quoted by the Lender making such Loan in accordance with Section 2.03 hereof; and

(d) if such Loan is a Set Rate Loan, the Set Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.03 hereof.

Notwithstanding the foregoing, each Borrower hereby promises to pay to the Administrative Agent for account of each relevant Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender to such Borrower, and on any other amount payable by such Borrower to or for account of such Lender hereunder or under any Notes, that shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable (i) on the last day of the Interest Period therefor and, if such Interest Period is longer than 90 days (in the case of a Set Rate Loan) or three months (in the case of a Eurocurrency Loan or a LIBOR Market Loan), at 90-day or three-month intervals, respectively, following the first day of such Interest Period, and (ii) in the case of any Loan, upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the applicable Borrower.

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SECTION 4. Payments; Pro Rata Treatment; Computations; Etc.

4.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal of and interest on any Loan and of all other amounts to be made by a Borrower under this Agreement and any Notes shall be made in the Currency in which such Loan or other amount is denominated, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent’s Account for the Currency in which such Loan or other amount is denominated, not later than 1:00 p.m. Local Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), provided that if a new Loan is to be made to a Borrower by any Lender on a date on which such Borrower is to repay any principal of an outstanding Loan of such Lender and in the same Currency, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 2.02 hereof or paid by the applicable Borrower to the Administrative Agent pursuant to this Section 4.01, as the case may be. All amounts owing under this Agreement and any Notes (other than principal of and interest on Loans denominated in an Alternative Currency) are denominated and payable in Dollars.

(b) Any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower obligated to make such payment with such Lender (with notice to such Borrower and the Administrative Agent), provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(c) Each Borrower shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by such Borrower hereunder to which such payment is to be applied (and in the event that such Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

(d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in like Currency and immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such payment shall be made on the next

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succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day.

4.02 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) each borrowing under Section 2.01 hereof of Syndicated Loans shall be made from the Lenders, each payment under Section 2.05(a) hereof of facility fee to the Lenders, and each termination or reduction under Section 2.04(b) hereof of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments;

(b) except as otherwise provided in Section 5.04 hereof, Eurocurrency Loans having the same Interest Period shall be allocated among the Lenders pro rata according to the amounts of their respective Commitments;

(c) each payment or prepayment of principal of Syndicated Loans, and each payment under Section 2.05 hereof of utilization fee to the Lenders, shall be made by a Borrower (allocated between the Borrowers in accordance with the last sentence of Section 2.05(b) hereof) for account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans owing by such Borrower held by such Lenders; and

(d) each payment of interest on Syndicated Loans shall be made by a Borrower for account of the Lenders pro rata according to the amounts of interest on such Loans then due and payable by such Borrower to such Lenders.

4.03 Computations. Interest on Money Market Loans and Eurocurrency Loans and facility and utilization fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Notwithstanding the foregoing, (a) for each day that the Base Rate is calculated by reference to the Federal Funds Rate, interest on Base Rate Loans shall be computed on the basis of a year of 360 days and actual days elapsed and (b) interest on Eurocurrency Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 or 366 days, as the case may be.

4.04 Minimum Amounts. Except for prepayments made pursuant to Section 2.09(b) hereof, each borrowing and partial prepayment of principal of Loans (other than Money Market Loans) shall aggregate to an integral multiple of $1,000,000 and not less than $10,000,000 (borrowings or prepayments of Loans of different Types or, in the case of Eurocurrency Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings and prepayments for purposes of the foregoing, one for each Type or Interest Period), provided that (a) the aggregate principal amount of Eurocurrency Loans having the same Interest Period shall aggregate to an integral multiple of $1,000,000 and not less than

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$20,000,000 (or, in the case of Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)) and (b) if any Eurocurrency Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

4.05 Certain Notices. Except as otherwise provided in Section 2.03 hereof with respect to Money Market Loans, notices by a Borrower to the Administrative Agent of terminations or reductions of the Commitments and of borrowings and optional prepayments of Loans, Currencies and Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Type	Number of Business Days Prior
Termination or reduction of Commitments	3

Borrowing or prepayment of Base Rate Loans	same day

Borrowing or prepayment of, or duration of Interest Period for, Eurocurrency Loans denominated in Dollars	3

Borrowing or prepayment of, or duration of Interest Period for, Eurocurrency Loans denominated in an Agreed Alternative Currency	4

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing or optional prepayment shall be in substantially the form of Exhibit D hereto and shall specify the Loans to be borrowed or prepaid and the amount (subject to Section 4.04 hereof), Currency and Type of each Loan to be borrowed or prepaid, the date of borrowing or optional prepayment (which shall be a Business Day), the Interest Period of the Loans to be borrowed or prepaid and the identity of the applicable Borrower; provided that any notice of borrowing given by FSB or COBE shall also be signed by COB. The Administrative Agent shall promptly notify the affected Lenders of the contents of each such notice.

4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or a Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of a Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be

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effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i) if the Required Payment shall represent a payment to be made by a Borrower to the Lenders, such Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of such Borrower under Section 3.02 hereof to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of such Borrower under said Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment; and

(ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to a Borrower, the Payor and such Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 3.02 hereof is applicable to the Type of such Loan, it being understood that the return by such Borrower of the Required Payment to the Administrative Agent shall not limit any claim such Borrower may have against the Payor in respect of such Required Payment.

4.07 Sharing of Payments, Etc.

(a) Each Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans to such Borrower or any other amount payable by such Borrower to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Borrower), in

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which case it shall promptly notify such Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain from a Borrower payment of any principal of or interest on any Syndicated Loan owing to such Lender or payment of any other amount owing under this Agreement (other than in respect of Money Market Loans) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Syndicated Loans or such other amounts due hereunder from such Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. This Section 4.07(b) shall not apply to a payment to a Non-Extending Lender pursuant to Section 2.12(b) hereof.

(c) The Borrower obligated in respect of such Loans or other amounts agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of a Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

SECTION 5. Yield Protection, Etc.

5.01 Additional Costs.

(a) Each Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Fixed Rate

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Loans owing by such Borrower or its obligation to make to such Borrower any Fixed Rate Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change (including without limitation, the introduction of, changeover to or operation of the Euro in a Participating Member State) that:

(i) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any Taxes; or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than, in the case of any Lender for any period as to which a Borrower is required to pay any amount under Section 5.01(d) hereof, the reserves against “Eurocurrency liabilities” under Regulation D referred to therein) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii) imposes any other condition affecting this Agreement or (if any) its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from a Borrower under this Section 5.01(a), such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make Eurocurrency Loans to such Borrower until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 hereof shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), if any Lender shall have determined that any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority, (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level any change in the Basle Accord, has or would have the effect of reducing the rate of return on assets or equity of such Lender (or any Applicable Lending Office of such Lender or any bank holding company of which such Lender is a subsidiary) as a consequence of such Lender’s Commitment to make or maintain Loans to a Borrower or Loans made to such Borrower to a level below that which such Lender (or such Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request, then such Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may

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determine to be necessary to compensate such Lender (or, without duplication, such Applicable Lending Office or such bank holding company) for such reduction.

(c) Each Lender shall notify the relevant Borrower of any event occurring after the date hereof entitling such Lender to compensation from such Borrower under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable by such Borrower pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to the relevant Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

(d) Without limiting the effect of the foregoing, each Borrower shall pay to each Lender on the last day of the Interest Period therefor so long as such Lender is maintaining reserves against “Eurocurrency liabilities” under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Lender is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Fixed Rate Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Fixed Rate Loans) an additional amount (determined by such Lender and notified to such Borrower through the Administrative Agent) equal to the product of the following for each Fixed Rate Loan to such Borrower for each day during such Interest Period:

(i) the principal amount of such Fixed Rate Loan outstanding on such day; and

(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Fixed Rate Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the effective rate (expressed as a decimal) at which such Reserve Requirements are imposed on such Lender on such day minus (y) such numerator; and

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(iii) 1/360.

Notwithstanding the foregoing, this Section 5.01 does not apply to the extent that any Additional Costs are compensated for by Section 5.06 or would have been so compensated but for the application of any exclusion under Section 5.06(i).

5.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period:

(a) the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or Currencies or for the relevant maturities for purposes of determining rates of interest for either Type of Fixed Rate Loans as provided herein; or

(b) the Majority Lenders determine (or any Lender that has outstanding a Money Market Quote with respect to a LIBOR Market Loan determines), which determination shall be conclusive, and notify (or notifies, as the case may be) the Administrative Agent that the relevant rates of interest referred to in the definition of “Fixed Base Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Eurocurrency Loans (or LIBOR Market Loans, as the case may be) in any Currency for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders (or to such quoting Lender) of making or maintaining Eurocurrency Loans (or LIBOR Market Loans, as the case may be) in such Currency for such Interest Period;

then the Administrative Agent shall give each affected Borrower and Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders (or such quoting Lender) shall be under no obligation to make additional Eurocurrency Loans in such Currency, and such Lender shall no longer be obligated to make any LIBOR Market Loan in such Currency that it has offered to make.

5.03 Illegality; Agreed Alternative Currencies. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurocurrency Loans or LIBOR Market Loans in any Currency hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify each affected Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make Eurocurrency Loans in such Currency shall be suspended until such time as such Lender may again make and maintain Eurocurrency Loans in such Currency (in which case the provisions of Section 5.04 hereof shall be applicable), and such Lender shall no longer be obligated to make any LIBOR Market Loan in such Currency that it has offered to make.

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5.04 Treatment of Affected Loans. If the obligation of any Lender to make Eurocurrency Loans in Dollars shall be suspended pursuant to Section 5.01 or 5.03 hereof, then, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such suspension no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), all Loans that would otherwise be made by such Lender as Eurocurrency Loans in Dollars shall be made instead as Base Rate Loans. If the obligation of any Lender to make Eurocurrency Loans denominated in any Agreed Alternative Currency shall be suspended pursuant to Section 5.01 or 5.03 hereof, then, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 hereof that gave rise to such suspension no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), all Loans that would otherwise be made by such Lender as Eurocurrency Loans in such Agreed Alternative Currency shall, except as provided in the immediately preceding sentence, be made instead as Eurocurrency Loans denominated in Dollars.

5.05 Compensation. Each Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost or expense that such Lender determines is attributable to:

(a) any payment or mandatory or optional prepayment of a Fixed Rate Loan or a Set Rate Loan made by such Lender to such Borrower (which shall not include the return by a Borrower pursuant to Section 4.06 hereof of any Required Payment previously advanced to such Borrower by the Administrative Agent on behalf of a Lender) for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by such Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied, but not including as a result of breach by a Lender of its obligation, subject to the terms and conditions hereof, to make its Loan) to borrow a Fixed Rate Loan or a Set Rate Loan (with respect to which, in the case of a Money Market Loan, such Borrower has accepted a Money Market Quote) from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02 or 2.03(b) hereof.

Such compensation shall be equal to an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the Eurocurrency Rate for such Loan for such Interest Period over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank

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market (if such Loan is a Eurocurrency Loan or a LIBOR Market Loan) or the United States secondary certificate of deposit market (if such Loan is a Set Rate Loan) for deposits denominated in the relevant Currency of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender). Any Lender requesting compensation pursuant to this Section 5.05 will furnish to the relevant Borrower a certificate setting forth its computation of the amount of such compensation, which certificate shall be conclusive as to the amount of such compensation provided that the computations made therein are made on a reasonable basis.

5.06 Taxes.

(a) Any and all payments by each Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction or liability for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes (including, without limitation, taxes on net income, profits or gains) imposed on the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) as a result of a present, former or future connection between the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein and the Administrative Agent or such Lender (other than a connection resulting from or attributable to the Administrative Agent or such Lender having executed, delivered or performed its obligations, or enforced, this Agreement or any Note) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If a Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, or any Lender (or any Transferee) or the Administrative Agent shall be required to pay such Taxes, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay to the relevant governmental authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c) Each Borrower will indemnify each Lender (or Transferee) and the Administrative Agent on an after-tax basis for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto (except in the case of gross negligence or willful

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misconduct of such Lender (or Transferee) or the Administrative Agent), whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability prepared by a Lender (or Transferee), or the Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date such Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor.

(d) If a Borrower determines in good faith that a reasonable basis exists for contesting a Tax, the relevant Lender (or Transferee), or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such Tax in such Borrower’s name at such Borrower’s expense if requested by such Borrower.

(e) As soon as practicable after the date of any payment of Taxes or Other Taxes by a Borrower to the relevant governmental authority, such Borrower will deliver to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt issued by such governmental authority evidencing payment thereof.

(f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 5.06 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(g) Each U.S. Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due from such U.S. Borrower to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 2.10, 2.12, 5.07 or 11.06(b) hereof) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form W-8ECI (relating to all interest to be received by such Lender hereunder in respect of the Loans), or

(ii) to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

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For the purposes of this Section 5.06(g), (A) ”U.S. Person” shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) ”U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) ”Form W-8BEN” shall mean Form W-8EBN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of the Treasury of the United States of America and (D) ”Form W-8ECI” shall mean Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America. Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

(h) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the relevant Borrower shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).

(i) In relation to any payments of interest by COBE, there shall be no obligation on COBE to pay any additional amount as described in (a) above or to indemnify any Person pursuant to clause (c) above where the relevant Lender or Transferee was not, on the date of this Agreement, or has ceased to be (other than by reason of a change in law or the interpretation of any law) a Qualifying Bank.

(j) COBE and each Lender and the Administrative Agent and the relevant Transferee shall reasonably cooperate in completing any procedural formalities necessary to enable COBE to obtain authorization (where such authorization is necessary) to make any payment without any deduction for or on account of any Taxes.

(k) If the Administrative Agent or a Lender or Transferee determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 5.06, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.06 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender or Transferee and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender or Transferee, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or

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such Lender or Transferee in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This Section shall not be construed to require the Administrative Agent or any Lender or Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

5.07 Replacement of Lenders. If any Lender requests compensation pursuant to Section 5.01 or 5.06 hereof, or any Lender’s obligation to make Loans of any Type or in any Currency shall be suspended pursuant to Section 5.01 or 5.03 hereof, or any Lender becomes a Defaulting Lender pursuant to Section 11.04 hereof (any such Lender requesting such compensation, or whose obligations are so suspended, or that becomes and remains a Defaulting Lender, being herein called a “Subject Lender”), the Borrowers, upon three Business Days notice, may (jointly but not severally) require that such Subject Lender transfer all of its right, title and interest under this Agreement and such Subject Lender’s Notes to any bank or other financial institution (a “Proposed Lender”) identified by the Borrowers that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Subject Lender hereunder, and to purchase all of such Subject Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Subject Lender’s Loans, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Subject Lender of all other amounts payable hereunder to such Subject Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 hereof as if all of such Subject Lender’s Loans were being prepaid in full on such date) and (ii) if such Subject Lender has requested compensation pursuant to Section 5.01 or 5.06 hereof, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Subject Lender’s Loans is lower than that of the Subject Lender. Subject to the provisions of Section 11.06(b) hereof, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements of the Borrowers contained in Sections 2.11 (subject to the expiration of the Undertaking in accordance with the express terms of said Section), 5.01, 5.06, 11.03 and 11.13 hereof (without duplication of any payments made to such Subject Lender by the Borrowers or the Proposed Lender) shall survive for the benefit of such Subject Lender under this Section 5.07 with respect to the time prior to such replacement.

SECTION 6. Conditions Precedent.

6.01 Conditions to Effectiveness. The obligation of the Lenders to make their Loans on the occasion of the initial borrowing hereunder is subject to the conditions precedent that (i) the Effective Date shall have occurred on or before June 29, 2004 and (ii) the Administrative Agent shall have received the following documents, each of which shall be satisfactory to the Administrative Agent and special New York counsel to JPMorgan in form and substance:

(a) Corporate Documents. Certified copies of the charter and by-laws (or equivalent documents) of each Borrower and of all corporate authority for each Borrower (including, without limitation, board of director resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the Basic Documents and each other document to be delivered by such Borrower from time to time in connection herewith and the Loans hereunder (and the Administrative Agent and each Lender may conclusively rely on such certificate until it receives notice in writing from the relevant Borrower to the contrary).

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(b) Officer’s Certificate. A certificate of a senior officer of each Borrower, dated the Effective Date, to the effect that (i) no Default has occurred and is continuing and (ii) the representations and warranties made by the Borrowers in Section 7 hereof (including the last sentence of Section 7.02 hereof and in Section 7.03 hereof) are true and complete on and as of the Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(c) Opinion of Special U.S. Counsel to the Borrowers. An opinion, dated the Effective Date, of Clifford Chance, special U.S. counsel to the Borrowers, substantially in the form of Exhibit B-1 hereto and covering such other matters as the Administrative Agent may reasonably request (and the Borrowers hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d) Opinion of Special English Counsel to COBE. An opinion, dated the Effective Date, of Clifford Chance, special English counsel to COBE, substantially in the form of Exhibit B-2 hereto and covering such other matters as the Administrative Agent may reasonably request (and COBE hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(e) Opinion of Counsel to the Borrowers. An opinion, dated the Effective Date, of John G. Finneran, Jr., Esq., General Counsel and Secretary of the Borrowers, or Frank R. Borchert III, Esq., Deputy General Counsel of the Borrowers, substantially in the form of Exhibit B-3 hereto and covering such other matters as the Administrative Agent may reasonably request (and the Borrowers hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(f) Opinion of Special New York Counsel to JPMorgan. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan, substantially in the form of Exhibit C hereto (and JPMorgan hereby instructs such counsel to deliver such opinion to the Lenders).

(g) Notes. If applicable, any Notes, duly completed and executed for each Lender requesting such Notes.

(h) Existing Credit Agreement. Evidence of the termination of the Commitments as defined in the Existing Credit Agreements and of the payment of all amounts payable to the Lenders and the Administrative Agent as defined therein.

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(i) Other Documents. Such other documents as the Administrative Agent or special New York counsel to JPMorgan may reasonably request.

The effectiveness of the obligations of any Lender hereunder is also subject to the payment by the Borrowers of such fees as the Borrowers shall have agreed to pay or deliver to any Lender or the Administrative Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan, in connection with the negotiation, preparation, execution and delivery of this Agreement and any Notes (to the extent that statements for such fees and expenses have been delivered to the Borrowers).

6.02 Initial and Subsequent Loans. The obligation of any Lender to make any Loan (including any Money Market Loan) to a Borrower upon the occasion of each borrowing hereunder is subject to the further conditions precedent that:

(a) in the case of a Syndicated Loan, the applicable Borrower shall have given notice of such borrowing by delivery of a Notice of Borrowing in substantially the form of Exhibit D hereto to the Administrative Agent;

(b) in the case of a Money Market Loan, the applicable Borrower shall have requested that the Lenders make offers to make Money Market Loans by delivery of a Money Market Quote Request in substantially the form of Exhibit E hereto to the Administrative Agent; and

(c) both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, but only if such borrowing will increase the aggregate outstanding principal amount of the Loans owing by such Borrower to any Lender hereunder:

(i) no Default shall have occurred and be continuing; and

(ii) the representations and warranties (x) made by such Borrower in Section 7 hereof (other than the Excluded Representations) or, if such borrowing will increase the outstanding aggregate principal amount of the Loans, the representations and warranties made by each Borrower in Section 7 hereof (other than the Excluded Representations), and (y) in the case of a borrowing by FSB or COBE, by COB (other than the Excluded Representations) shall be true and complete in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

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SECTION 7. Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

7.01 Corporate Existence. Each of such Borrower and its Subsidiaries: (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) (i) has all requisite corporate or other power and (ii) except to the extent it could not reasonably be expected to have a Material Adverse Effect, has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. COB is a member in good standing of the Federal Reserve System, and COB’s deposit accounts are insured by the Federal Deposit Insurance Corporation, and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of any Borrower, threatened.

7.02 Financial Condition. COFC has heretofore furnished to each of the Lenders a consolidated balance sheet of COFC and its Subsidiaries as at December 31, 2003 and the related consolidated statements of income, changes in stockholders’/division equity and cash flows of COFC and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP. Such financial statements present fairly, in all material respects, the consolidated financial condition of COFC and its Subsidiaries as at said date and the consolidated results of their operations and their cash flows for the fiscal year ended on said date, all in accordance with generally accepted accounting principles in the United States of America and practices applied on a consistent basis. Since December 31, 2003, there has been no material adverse change in the Property, business, operations or condition (financial or otherwise) or capitalization of COFC and its Subsidiaries taken as a whole from that set forth in said financial statements as at said date.

7.03 Litigation. Except as identified in Schedule 7.03 hereto, there are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of any Borrower) threatened against or affecting COFC or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could (either individually or in the aggregate) have a Material Adverse Effect.

7.04 No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws (or equivalent documents) of any Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which COFC or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or

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constitute a default under any such agreement or instrument, except for any such conflict, breach or default that, or consent that if not obtained, could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect and could not subject the Administrative Agent or any Lender to any material liability.

7.05 Action. Each Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by each Borrower of each of the Basic Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes, and each Note when executed and delivered by it for value will constitute, its legal, valid and binding obligation, enforceable against such Borrower in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by any Borrower of this Agreement or the Notes of such Borrower or for the consummation of any the transactions contemplated hereby or thereby or for the legality, validity or enforceability hereof or thereof.

7.07 Use of Credit. No part of the proceeds of the Loans hereunder will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

7.08 ERISA. Each Plan, and, to the knowledge of each Borrower, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and the Age Discrimination in Employment Act, as amended except for non-compliance which could not reasonably be expected to have a Material Adverse Effect.

7.09 Taxes. COFC and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which COFC is the “common parent” (within the meaning of Section 1504 of the Code) of such group. COFC and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by COFC or any of its Subsidiaries, except in each case for taxes being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained. The charges, accruals and reserves on the books of COFC and its Subsidiaries in respect of taxes and other governmental charges have been made in accordance with GAAP.

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7.10 Investment Company Act. Neither COFC nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.11 Public Utility Holding Company Act. Neither COFC nor any of its Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.12 Environmental Matters. Each of COFC and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect, and each of COFC and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

7.13 True and Complete Disclosure. As of the date hereof, the information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of any Borrower to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

7.14 Legal Form. This Agreement and each Note of COBE is in proper legal form under the laws of England and Wales for the enforcement thereof against COBE in the English courts and an English court will give effect to those provisions that provide that such documents are to be governed by and construed in accordance with the laws of the State of New York, subject to the exceptions and qualifications described in the opinion of special English counsel delivered pursuant to Section 6.01(d) hereof. All formalities required in the United Kingdom for the validity and enforceability against COBE of each of the Basic Documents to which it is party have been accomplished, and no Taxes or Other Taxes are required to be paid, and no notarization is required, for the validity and enforceability thereof against COBE.

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Notwithstanding anything in this Section 7 to the contrary, none of COB, FSB or COBE makes any representations or warranties under any of Sections 7.01, 7.04, 7.05, 7.06, 7.10, 7.11 and 7.12 as to COFC or any of its Subsidiaries (other than, in each case, with respect to COB, FSB, COBE and/or any of their respective Subsidiaries).

SECTION 8. Covenants. Each Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all accrued and outstanding amounts payable by each Borrower hereunder:

8.01 Financial Statements Etc. Each Borrower shall deliver or cause to be delivered or otherwise made available through electronic media (provided that the Borrowers shall give prior written notice to the Administrative Agent (which shall notify the Lenders) of such availability) to the Administrative Agent:

(a) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of COFC, consolidated statements of income, changes in stockholders’/division equity and cash flows and the related consolidated balance sheet of COFC and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of COFC, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of COFC and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

(b) as soon as available and in any event within 120 days after the end of each fiscal year of COFC, consolidated statements of income, changes in stockholders’/division equity and cash flows and the related consolidated balance sheet of COFC and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures as of the end of and for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of COFC and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (or, in lieu thereof, copies of COFC’s Annual Report on Form 10-K as filed with the SEC containing such financial statements and information);

(c) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of COB, consolidated statements of income of COB and its Subsidiaries for such period and for the period from

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the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of COB and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of COB, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of COB and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

(d) as soon as available and in any event within 120 days after the end of each fiscal year of COB, consolidated statements of income, changes in stockholders’ equity and cash flows of COB and its Subsidiaries for such fiscal year and the related consolidated balance sheet of COB and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures as of the end of and for the preceding fiscal year, accompanied by a certificate of a senior financial officer of COB, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of COB and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(e) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of FSB, consolidated statements of income of FSB and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of FSB and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of FSB, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of FSB and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

(f) as soon as available and in any event within 120 days after the end of each fiscal year of FSB, consolidated statements of income, changes in stockholders’ equity and cash flows of FSB and its Subsidiaries for such fiscal year and the related consolidated balance sheet of FSB and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures as of the end of and for the preceding fiscal year, and accompanied by a certificate of a senior financial officer of FSB, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of

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operations and cash flows of FSB and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(g) as soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of COBE, consolidated statements of income of COBE and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of COBE and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of COBE, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of COBE and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

(h) as soon as available and in any event within 120 days after the end of each fiscal year of COBE, consolidated statements of income, changes in stockholders’ equity and cash flows of COBE and its Subsidiaries for such fiscal year and the related consolidated balance sheet of COBE and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures as of the end of and for the preceding fiscal year, accompanied by a certificate of a senior financial officer of COBE, which certificate shall state that said financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of COBE and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(i) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of COB, the “Consolidated Reports of Condition and Income” for COB and its Insured Subsidiaries, all prepared in accordance with regulatory accounting principles prescribed by the Federal Financial Institutions Examination Counsel;

(j) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of FSB, the “Consolidated Reports of Condition and Income” for FSB and its Insured Subsidiaries, all prepared in accordance with regulatory accounting principles prescribed by the Federal Financial Institutions Examination Counsel;

(k) promptly, notice of the filing of all registration statements (excluding exhibits to such registration statements, and other than registration statements filed on Form S-8 or any successor form) and regular periodic reports filed on Form 10-K, Form 10-Q or Form 8-K (or any successor form), if any, that any Borrower shall have filed with the SEC or any national securities exchange;

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(l) promptly upon the mailing thereof to the shareholders of COFC generally, copies of all financial statements, reports and proxy statements so mailed, to the extent not otherwise made available;

(m) as soon as possible, and in any event within ten days after any Borrower knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, that such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition, except that a copy of any notice required to be filed for an event described in subparagraph (i) below may be provided at a later date (to be no later than the date such notice is filed) if it has not been filed as of the date of the signed statement described above):

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the requirement to provide 30 days’ notice to the PBGC under Section 4043(a) or Section 4043(b) of ERISA applies, other than a reportable event for which the requirement to provide such notice has been waived by regulation or for which the PBGC has announced in Technical Update 95-3 (or any subsequent administrative guideline) that it will not apply a penalty for failure to provide such notice (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Borrower or an ERISA Affiliate to terminate any Plan under Section 4041(c) of ERISA;

(iii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by any Borrower or any ERISA Affiliate that results in liability under Section 4201

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or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections;

(n) within five days after any executive officer of any Borrower obtains knowledge of the occurrence of any Default, if such Default is continuing, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrowers have taken or propose to take with respect thereto;

(o) promptly after any executive officer of any Borrower knows that a change in the Debt Rating assigned by any Rating Agency has occurred, a notice describing the same;

(p) at the time any set of financial statements is furnished pursuant to paragraph (a), (b), (c), (d), (e) or (f) above, a certificate of a senior financial officer of the relevant Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrowers have taken or propose to take with respect thereto) and (ii) setting forth in reasonable detail (including, without limitation, as to the component parts of relevant definitions of accounting terms included in Section 1.01 hereof) the computations necessary to determine whether such Borrower is in compliance with its obligations under Sections 8.07 and 8.08 hereof as of the end of the respective quarterly fiscal period or fiscal year; and

(q) from time to time such other information regarding the financial condition, operations or business of COFC or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

8.02 Litigation. Each Borrower will promptly give to the Administrative Agent (which shall forward the same to each Lender) notice of all legal or arbitral proceedings, and of all investigations or proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, against or

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affecting such Borrower or any of its Subsidiaries, except investigations or proceedings (a) as to which there is no reasonable possibility of an adverse determination or (b) that could not reasonably be expected to (either individually or in the aggregate) have a Material Adverse Effect.

8.03 Existence, Etc. Each Borrower will, and will cause each of its Subsidiaries to:

(a) (i) preserve and maintain its legal existence and (ii) preserve and maintain all of its rights, privileges, licenses and franchises necessary or desirable (in the relevant Borrower’s judgment) in the normal conduct of its business except, in the case of this clause (ii), to the extent that failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect (provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05 hereof);

(b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities (including, without limitation, ERISA, all Environmental Laws and the FDIA and all rules and regulations promulgated thereunder) if failure to comply with such requirements could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which reserves are being maintained in accordance with GAAP;

(d) maintain all of its Properties used or useful in its business in good working order and condition ordinary wear and tear excepted, except to the extent that the failure to maintain any such Property in good working order and condition could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect and would not interfere in any material respect in the ordinary conduct of its business or operations;

(e) keep records and books of account, in which complete entries will be made in accordance with GAAP; and

(f) permit representatives of any Lender or the Administrative Agent, during normal business hours and following reasonable advance notice, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); provided that no Borrower shall be required to provide (i) the names of, or other information that could be used to identify, account holders, (ii) any proprietary strategic insights or statistical models

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concerning account holders or potential account holders or other similar or related proprietary information, (iii) information regarding the specific nature or application of any of the information-based strategies employed by COFC and its Subsidiaries in the conduct of their business or (iv) any proprietary plans or other proprietary information relating to the development of the business of COFC and its Subsidiaries; provided, further, that no advance notice shall be required if an Event of Default has occurred and is continuing and Loans are outstanding.

8.04 Insurance. Each Borrower will, and will cause each of its Subsidiaries to, maintain (either in its own name or in the name of a Borrower) with financially sound and responsible insurance companies, insurance on all its respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

8.05 Prohibition of Fundamental Changes. No Borrower will, nor will it permit any of its Subsidiaries to: (a) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (b) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions (a “Transfer”), all or substantially all of its business or Property; provided that:

(i) any Subsidiary of COB may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) COB if COB is the continuing, surviving or transferee corporation or (y) any other Subsidiary of COB;

(ii) any Subsidiary of FSB may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) FSB if FSB is the continuing, surviving or transferee corporation or (y) any other Subsidiary of FSB;

(iii) any Subsidiary of COBE may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) COBE if COBE is the continuing, surviving or transferee corporation or (y) any other Subsidiary of COBE;

(iv) the restriction set forth in clause (b) above shall apply, in the case of COB, only to a Transfer of Managed Receivables;

(v) any Subsidiary of COFC (other than COB, FSB or any of their respective Subsidiaries) may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, (x) COFC if COFC is the continuing, surviving or transferee corporation or (y) any other Subsidiary of COFC;

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(vi) COFC or any of its Subsidiaries (other than COB) may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, COB; or COFC or any of its Subsidiaries (other than FSB) may be merged or consolidated with or into, or Transfer all or substantially all of its business or Property to, FSB;

(vii) any Subsidiary of COFC (other than COB) may merge or consolidate with or into, or Transfer all or substantially all of its business or Property (including, without limitation, interests in Subsidiaries) to, any Person (other than COFC or any of its Subsidiaries) so long as (x) the continuing, surviving or transferee corporation is a Subsidiary of COFC and (y) no Event of Default has occurred and is continuing immediately prior to such merger, consolidation or Transfer or would result therefrom; and

(viii) nothing in this Section 8.05 shall prohibit COFC or any of its Subsidiaries from (A) the sale of credit card loans and other finance receivables pursuant to securitizations (whether or not such securitization received off-balance sheet treatment for the entity effecting such securitization) or (B) the transfer of receivables in the ordinary course of its business.

8.06 Limitation on Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any (1) Receivables of any Borrower or (2) Restricted Shares owned by it, in each case whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the relevant Borrower) have been established;

(b) Liens imposed by law (i) which are incurred in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such Receivables or Restricted Shares or materially impair the use thereof in the operation of the business of COFC or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Receivables or Restricted Shares subject to such Lien or (ii) which do not relate to material liabilities of COFC and its Subsidiaries and do not in the aggregate materially detract from the value of the Receivables or Restricted Shares of COFC and its Subsidiaries taken as a whole; provided that no Lien permitted under this clause (b) may secure any obligation in an amount exceeding $50,000,000 and all Liens permitted under this clause (b) may not secure obligations in an aggregate amount exceeding $75,000,000; and

(c) any pledge of Receivables to a Federal Reserve Bank made in the ordinary course of business to secure advances or other transactions and manage the liquidity position of such Borrower.

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8.07 Financial Covenants.

(a) COFC will not permit its Delinquency Ratio as of the last day of any calendar month to exceed 6.0%.

(b) COFC will not permit its Tier 1 Capital to Managed Receivables Ratio as of the last day of any fiscal quarter to be less than 4.0%.

(c) COFC will not permit its Tangible Net Worth as of any date of determination to be less than the sum of (i) 75% of its Tangible Net Worth as of March 31, 2004 plus (ii) 60% of COFC Cumulative Net Income as of the last day of the fiscal quarter of COFC most recently ended after such date plus (iii) 60% of COFC Cumulative Equity Proceeds as of such date of determination.

(d) COFC will not permit the Double Leverage Ratio as of the last day of any fiscal quarter to exceed 1.25 to 1.

(e) Neither COB nor FSB will permit its Tier 1 Leverage Ratio as of the last day of any fiscal quarter of COB or FSB, as the case may be, to be less than 5.0%.

(f) Neither COB nor FSB will permit the Tier 1 Capital to Risk Adjusted Assets Ratio as of the last day of any fiscal quarter of COB or FSB, as the case may be, to be less than 6.0%.

(g) Neither COB nor FSB will permit its Total Capital to Risk Adjusted Assets Ratio as of the last day of any fiscal quarter of COB or FSB, as the case may be, to be less than 10.0%.

(h) COBE will not permit its Tangible Net Worth, converted to Dollars at the exchange rate between the Dollar and pounds sterling as of March 31, 2004, on any date to be less than 75% of its Tangible Net Worth as of March 31, 2004.

8.08 Regulatory Capital.

(a) Each U.S. Borrower will cause each of its Insured Subsidiaries to be (and each of COB and FSB so long as it is an Insured Subsidiary will be) at all times “well capitalized” for purposes of 12 U.S.C. §1831o, as amended, re-enacted or redesignated from time to time, and at all times to maintain (and each of COB and FSB so long as it is an Insured Subsidiary will maintain) such amount of capital as may be prescribed from time to time, whether by regulation, agreement or order, by each Bank Regulatory Authority having jurisdiction over such Insured Subsidiary.

(b) COFC shall, and shall insure that each of its Insured Subsidiaries, at all times maintain compliance with any rules, regulations, orders or guidelines issued by any Bank Regulatory Authority having jurisdiction over such Insured Subsidiary related to subprime lending.

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(c) COBE will at all times maintain a capital adequacy ratio not lower than the minimum from time to time required by, and otherwise comply with, the capital adequacy regulations of the FSA or any other relevant Bank Regulatory Authority.

8.09 Lines of Business.

(a) COB will not, nor will it permit any of its Subsidiaries to, engage to any extent in any line or lines of business activity other than as permitted by its charter.

(b) FSB will not, nor will it permit any of its Subsidiaries to, engage to any extent in any line or lines of business activity other than as permitted by its charter.

(c) COBE will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any line or lines of business activity other than as permitted by its memorandum and articles of association.

(d) COFC will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any line or lines of business activity other than as permitted by its charter.

8.10 Use of Proceeds. Each Borrower will use the proceeds of the Loans made to such Borrower hereunder for general corporate purposes (in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations T, U and X and the Securities Act and the Exchange Act and the regulations thereunder); provided that (a) neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds and (b) no Borrower will use the proceeds of the Loans made hereunder to acquire directly or indirectly a majority of the voting stock issued by, or all or substantially all of the assets of, any Person except with the prior written consent of the Board of Directors of such Person or any controlling shareholder of such Person.

Notwithstanding anything in this Section 8 to the contrary, none of COB, FSB or COBE shall have any obligation (a) to cause COFC or any of its Subsidiaries (other than with respect to COB, FSB, COBE and/or any of their respective Subsidiaries) to take or refrain from taking any action or (b) to cause or prevent any event or circumstance from occurring with respect to COFC or any of its Subsidiaries (other than with respect to COB, FSB, COBE and/or any of their respective Subsidiaries).

SECTION 9. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) Any Borrower shall: (i) default in the payment of any principal of any Loan when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan, any fee or any other amount

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payable by it hereunder when due and such default shall have continued unremedied for five or more Business Days; or

(b) (i) COFC shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $100,000,000 (or its equivalent in any other currency or currencies) or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur, and such event shall continue after any applicable grace period, if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(ii) COB, FSB and/or COBE shall default in the payment when due of any principal of or interest on any of their other Indebtedness aggregating $75,000,000 (or its equivalent in any other currency or currencies) or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur, and such event shall continue after any applicable grace period, if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(iii) COFC or any of its Material Subsidiaries shall default in the payment or delivery when due (whether upon termination or liquidation or otherwise), under one or more Swap Agreements, of amounts or property required to be paid or delivered having an aggregate fair market value of $100,000,000 (or its equivalent in any other currency or currencies) or more; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by any Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished; or

(d) Any Borrower shall default in the performance of any of its obligations under any of Sections 8.05, 8.06, 8.07, 8.08, 8.09 and 8.10 hereof, or shall, for 30 or more days, default in the performance of its obligations under Section 8.01(n); or any Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 or more days after notice thereof to such Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

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(e) Any Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) Any Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, conservator, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of any Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, conservator, custodian, trustee, examiner, liquidator or the like of such Borrower or Material Subsidiary or of all or any substantial part of its Property or (iii) similar relief in respect of such Borrower or Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against any Borrower or any of its Material Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code; or

(h) Any Insured Subsidiary shall cease accepting deposits or making commercial loans on the instruction of any Bank Regulatory Authority with authority to give such instruction other than pursuant to an instruction generally applicable to banks organized under the jurisdiction of organization of such Insured Subsidiary; or

(i) Any Insured Subsidiary shall cease to be an insured bank under the FDIA and all rules and regulations promulgated thereunder; or

(j) Any Insured Subsidiary shall be required (whether or not the time allowed by the appropriate Bank Regulatory Authority for the submission of such plan has been established or elapsed) to submit a capital restoration plan of the type referred to in 12 U.S.C. §1831o(b)(2)(C), as amended, re-enacted or redesignated from time to time; or

(k) COFC shall Guarantee in writing the capital of any Insured Subsidiary as part of or in connection with any agreement or arrangement with any Bank Regulatory Authority; or

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(l) A final judgment or judgments for the payment of money of $100,000,000 ((i) exclusive of amounts covered by insurance or subject to indemnification by a solvent third party or (ii) its equivalent in any other currency or currencies) or more in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Borrower or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the relevant Borrower or Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(m) An event or condition specified in Section 8.01(m) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability (exclusive of liabilities incurred in the ordinary course of business such as premiums) to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) that, in the determination of the Majority Lenders, would (either individually or in the aggregate) have a Material Adverse Effect; or

(n) The expiration or termination of the Undertaking or the failing or ceasing of the Undertaking to be in full force and effect (in either case other than in accordance with its express terms) prior to the expiration or termination of all Commitments and the irrevocable payment in full of all amounts owing by FSB and COBE under this Agreement; or COB shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, the Undertaking; or

(o) Subject to the occurrence of any transaction expressly permitted by Section 8.05 hereof, COFC shall at any time fail to own and control, beneficially, directly or indirectly (free and clear of all Liens and other encumbrances), at least 95% of the issued and outstanding shares of capital stock of each class of Voting Securities issued by COB; or COFC shall at any time fail to own and control, beneficially, directly or indirectly (free and clear of all Liens and other encumbrances), at least 95% of the issued and outstanding shares of capital stock of each class of Voting Securities issued by FSB; or COFC shall at any time fail to own and control, beneficially, directly or indirectly (free and clear of all Liens and other encumbrances), at least 95% of the issued and outstanding shares of capital stock of each class of Voting Securities issued by COBE; or

(p) During any period of 25 consecutive calendar months, a majority of the Board of Directors of COFC shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose

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election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; or

(q) Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the issued and outstanding shares of voting common stock issued by COFC;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9 with respect to any Borrower, (A) upon request of the Majority Lenders, the Administrative Agent will, by notice to the Borrowers, terminate the Commitments and they shall thereupon terminate, and (B) upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans owing by a Borrower, the Administrative Agent will, by notice to such Borrower declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by such Borrower hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by such Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9 with respect to any Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrowers hereunder and under the Notes (including, without limitation, any amounts payable under Section 5.05 hereof) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Borrower.

Notwithstanding the foregoing, no Event of Default under any of paragraphs (a), (b), (c), (d) or (l) of this Section 9 solely with respect to COFC or any of its Subsidiaries (other than COB, FSB, COBE and/or any of their respective Subsidiaries) shall in and of itself permit the Administrative Agent or the Lenders to declare the principal amount then outstanding of, and the accrued interest on, the Loans owing by COB, FSB or COBE or any other amounts payable by COB, FSB or COBE hereunder or under the Notes to be forthwith due and payable.

SECTION 10. The Administrative Agent.

10.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Lender;

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(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties made by any other Person contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them from any other Person under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the consent of the applicable Borrower to such assignment or transfer (to the extent required by Section 11.06(b) hereof).

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably and in good faith believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Lenders (or such other number of Lenders as may be expressly required hereby), and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or a Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Sections 10.07 and 11.04 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that,

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unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

10.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, JPMorgan (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include JPMorgan (and any successor acting as Administrative Agent) in its individual capacity. JPMorgan (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and JPMorgan (and any such successor) and its affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Borrowers under said Section 11.03), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in connection with or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that any Borrower is obligated to pay under Section 11.03 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the

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performance or observance by any Borrower of this Agreement or any other document referred to or provided for herein or to inspect the Properties or books of any Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Borrower or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its Affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders (in consultation with the Borrowers) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank with a combined capital and surplus of at least $500,000,000 that has an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 Co-Agents; Etc. Neither the Book Manager and Lead Arranger nor any Syndication Agent named on the cover page hereof shall have any obligations under this Agreement except (a) in its capacity as a “Lender” hereunder and (b) if and so long as such Person is the “Administrative Agent” hereunder, in its capacity as Administrative Agent hereunder.

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SECTION 11. Miscellaneous.

11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it at 1680 Capital One Dr., McLean, VA 22102-2980, Attention of the Director of Capital Markets (Telephone No. 703-720-1000, Facsimile No. 703-720-3169);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Loan & Agency Services, 1111 Fanin, 10th Floor, Houston, TX 77002, Attention of Mr. Jeremy M. Jones (Facsimile No. 713-750-2223), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York 10017, Attention of Financial Institutions Corporate Banking (Telephone No. 212-270-6261, Facsimile No. 212-270-0670) or, if in respect of any Loan made in any Alternative Currency, to J.P. Morgan Europe Limited, 125 London Wall, 9th Floor, London EC2Y5AJ, UK, Attention of Nichola Hall, (Facsimile No. +44-207-777-2360); and

(iii) if to any Lender, to it at the address(es) (or telecopy number(s)) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder (including all documents delivered pursuant to Section 8.01 hereof, with the exception of documents delivered pursuant to Section 8.01(n)) may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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11.03 Expenses, Etc. Each Borrower agrees to pay or reimburse each of the Lenders and the Administrative Agent for: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMorgan) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the making of the Loans hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents requested by any Borrower (whether or not consummated); (b) all out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein; provided that COB shall have no such payment or reimbursement obligation in connection with Loans made to COFC.

Each Borrower hereby agrees to indemnify the Administrative Agent and the Lenders and their affiliates and the respective directors, officers, employees, attorneys and agents thereof from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by the Administrative Agent to any Lender) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings, and whether or not the Administrative Agent or any Lender is a party to such litigation or other proceedings) relating to this Agreement or the Loans hereunder or any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any of the Loans hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified); provided that COB shall have no liability under the foregoing indemnity in connection with events or circumstances relating solely to COFC or any of its Subsidiaries (other than COB or any of its Subsidiaries). No party shall have any liability to any other party for any indirect, consequential or punitive damages in connection with any matter relating hereto.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Majority Lenders, or by the Borrowers and the Administrative Agent acting with the consent of the Majority Lenders, and any provision

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of this Agreement may be waived only by an instrument in writing signed by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders: (i) increase or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee payable hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable on such principal or any such fee is payable, (v) alter the obligations of any Borrower to prepay Loans or (vi) alter the percentage set forth in Section 2.01(b) or 2.10(c)(v) hereof; (b) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders: (i) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or as between Syndicated Loans or Money Market Loans, (ii) alter the terms of this Section 11.04 or Section 2.11, 4.02, 4.07 or 10.09 hereof, (iii) modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, or (iv) waive any of the conditions precedent set forth in Section 6.01 hereof; and (c) any modification or supplement of Section 10 hereof, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent. For purposes of this Section 11.04 and Section 11.06(c) hereof, no modification, supplement or waiver relating to any of Sections 7, 8 and 9 of this Agreement shall be deemed to increase, or extend the term of, the Commitments.

Anything in this Agreement to the contrary notwithstanding, if at a time when the conditions precedent set forth in Section 6 hereof to any Loan hereunder are, in the opinion of the Majority Lenders, satisfied, any Lender shall fail to fulfill its obligations to make such Loan (any such Lender, a “Defaulting Lender”) then, for so long as such failure shall continue, the Defaulting Lender shall (unless the Borrowers and the Majority Lenders, determined as if the Defaulting Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including, without limitation, under this Section 11.04) to have no Loans or Commitments, shall not be treated as a “Lender” hereunder when performing the computation of Majority Lenders, and shall have no rights under the preceding paragraph of this Section 11.04; provided that any action taken by the other Lenders pursuant to this paragraph with respect to the matters referred to in clause (a) or (b) of the preceding paragraph shall not be effective as against the Defaulting Lender.

11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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11.06 Assignments and Participations.

(a) Assignments Generally. No Borrower may assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates and directors, officers, employees, counsel and agents of each of the Administrative Agent and the Lenders and their Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld (it being understood that it will not be unreasonable for the Borrowers to withhold consent to an assignment to any assignee whose long term debt obligations are then rated below Baa3 by Moody’s Investor Service, Inc. or below BBB- by Standard & Poor’s Rating Services)) of:

(A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if a Default has occurred and is continuing;

(B) each partial assignment with respect to Syndicated Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to Syndicated Loans under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and

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recordation fee of $3,500, except in the case of an assignment referred to in Section 2.12 or 5.07, in which case the Borrower or the assignee shall pay such fee;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) any assignee or prospective assignee shall execute a confidentiality agreement pursuant to Section 11.12(b) prior to receiving any Confidential Information.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to its obligations under Section 11.12 for a period of two years following the effective date specified in such Assignment and Assumption and entitled to the benefits of Sections 5.01, 5.05, 5.06 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c) Participations. (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) any Participant or prospective Participant shall execute a confidentiality agreement pursuant to Section 11.12(b) prior to receiving any Confidential Information. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.04 that affects such Participant; and provided, further, that such sales may not cause any Loan to become a “plan asset” of an employee benefit plan or other plan subject to ERISA or Section 4975 of the Code under Section 2510.3-101 of the Regulations of the U.S. Department of Labor or otherwise. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.05 and 5.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.07(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.07 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01, 5.05 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(d) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Survival. The obligations of each Borrower under Sections 2.11 (subject to the last sentence of Section 2.11(b) hereof), 5.01, 5.05, 5.06, 11.03 and 11.13 hereof, and the obligations of the Lenders under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any

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interest in its Commitment or Loans hereunder, shall, in the case of any event or circumstance that occurred prior to the effective date of such assignment, survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.10 Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), and of any other appellate court in the State of New York, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.11 Waiver of Jury Trial. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Treatment of Certain Information; Confidentiality.

(a) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or

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more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender, and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) below as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the termination of the Commitments.

(b) Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by any Borrower pursuant to this Agreement, provided that nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of this Section 11.12), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative Agent or any other Lender, (vi) in connection with the enforcement of rights or remedies hereunder, (vii) to a subsidiary or affiliate of such Lender as provided in paragraph (a) above or (viii) to any assignee or participant (or prospective, assignee or participant), so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit G hereto (or executes and delivers to such Lender an acknowledgement to the effect that it is bound by the provisions of this Section 11.12(b), which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans hereunder); provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by any Borrower. The obligations of any assignee that has executed a Confidentiality Agreement in the form of Exhibit G hereto shall be superseded by this Section 11.12 upon the date upon which such assignee becomes a Lender hereunder pursuant to Section 2.12, 5.07 or 11.06(b) hereof.

11.13 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternative Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be

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applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder or under the Notes in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

11.14 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS CAPITAL ONE FINANCIAL CORPORATION

By	/s/ Gary Perlin
Name: Gary Perlin
Title: Executive Vice President and Chief Financial Officer

Credit Agreement

CAPITAL ONE BANK

By	/s/ Thomas A. Feil
Name: Thomas A. Feil
Title: Vice President, Capital Markets and Assistant Treasurer

Credit Agreement

CAPITAL ONE, F.S.B.

By	/s/ Stephen P. Theobald
Name: Stephen P. Theobald
Title: Vice President and Chief Financial Officer

Credit Agreement

CAPITAL ONE BANK (EUROPE) PLC

By	/s/ Stephen Linehan
Name: Stephen Linehan
Title: Duly Authorized Attorney

Credit Agreement

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK

By	/s/ Christine Herrick
Name: Christine Herrick
Title: Vice President

LENDER

JPMORGAN CHASE BANK

By	/s/ Christine Herrick
Name: Christine Herrick
Title: Vice President

Credit Agreement

SCHEDULE 2.01

COMMITMENTS

NAME OF LENDER	COMMITMENT
JPMorgan Chase Bank	$60,000,000
Bank of America, N.A.	$45,000,000
Barclays Bank plc	$45,000,000
Citibank, N.A.	$45,000,000
Credit Suisse First Boston	$45,000,000
Deutsche Bank AG New York Branch	$45,000,000
Lehman Commercial Paper Inc.	$45,000,000
Morgan Stanley Bank	$45,000,000
Wachovia Bank, National Association	$45,000,000
Bank of Montreal	$35,000,000
HSBC Bank USA	$35,000,000
Merrill Lynch Bank USA	$35,000,000
The Royal Bank of Scotland plc	$35,000,000
Societe Generale New York	$35,000,000
William Street Commitment Corporation	$35,000,000
ABN AMRO Bank N.V.	$20,000,000
The Bank of New York	$20,000,000
BNP Paribas	$20,000,000
Calyon New York Branch	$20,000,000
Dresdner Bank AG, New York Branch	$20,000,000
Royal Bank of Canada	$20,000,000

TOTAL	$750,000,000

Credit Agreement

Schedule 7.03—Litigation

Securities Litigation

Beginning in July 2002, COFC was named as a defendant in twelve putative class action securities cases. All twelve actions were filed in the United States District Court for the Eastern District of Virginia. Each complaint also named as “Individual Defendants” several of COFC’s executive officers.

On October 1, 2002, the Court consolidated these twelve cases. Pursuant to the Court’s order, Plaintiffs filed an amended complaint on October 17, 2002, which alleged that COFC and the Individual Defendants violated Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act. The amended complaint asserted a class period of January 16, 2001, through July 16, 2002, inclusive. The amended complaint alleged generally that, during the asserted class period, COFC misrepresented the adequacy of its capital levels and loan loss allowance relating to higher risk assets. In addition, the amended complaint alleged generally that COFC failed to disclose that it was experiencing serious infrastructure deficiencies and systemic computer problems as a result of its growth.

On December 4, 2002, the Court granted defendants’ motion to dismiss plaintiffs’ amended complaint with leave to amend. Pursuant to that order, plaintiffs filed a second amended complaint on December 23, 2002, which asserted the same class period and alleged violations of the same statutes and rule. The second amended complaint also added a new Individual Defendant and asserted violations of GAAP. Defendants moved to dismiss the second amended complaint on January 8, 2003, and plaintiffs filed a motion on March 6, 2003, seeking leave to amend their complaint. On April 10, 2003, the Court granted defendants’ motion to dismiss plaintiffs’ second amended complaint, denied plaintiffs’ motion for leave to amend, and dismissed the consolidated action with prejudice. Plaintiffs appealed the Court’s order, opinion, and judgment to the United States Court of Appeals for the Fourth Circuit on May 8, 2003, and briefing on the appeal concluded in September 2003. Oral argument was held on February 25, 2004.

COFC believes that it has meritorious defenses with respect to this case and intends to defend the case vigorously. At the present time, management is not in a position to determine whether the resolution of this case will have a material adverse effect on either the consolidated financial position of COFC or COFC’s results of operations in any future reporting period.

Schedule 7.03

EXHIBIT A-1

[Form of Syndicated Note]

PROMISSORY NOTE

$	, 200
New York, New York

FOR VALUE RECEIVED, [CAPITAL ONE BANK, a bank chartered under the laws of the Commonwealth of Virginia][CAPITAL ONE, F.S.B., a Federal savings bank chartered under the laws of the United States of America] [CAPITAL ONE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware] [CAPITAL ONE BANK (EUROPE) PLC, a corporation organized under the laws of England] (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the Administrative Agent’s Account, the principal sum of                      Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Dollar Syndicated Loans made by the Lender to the Borrower under the Credit Agreement and, in the case of Syndicated Loans made in an Alternate Currency, such amount as shall equal the aggregate unpaid principal amount of such Loans made by the Lender to the Borrower under the Credit Agreement), in each case in the currency in which the relevant Loan is denominated and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, to such Account, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, Currency, interest rate and duration of Interest Period of each Syndicated Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Syndicated Loans made by the Lender.

This Note is one of the Syndicated Notes referred to in the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, as Administrative Agent, and evidences Syndicated Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

Syndicated Note

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Syndicated Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.06 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[CAPITAL ONE BANK]

[CAPITAL ONE, F.S.B.]

[CAPITAL ONE FINANCIAL CORPORATION]

[CAPITAL ONE BANK (EUROPE) PLC]

By
Title:

Syndicated Note

2

SCHEDULE OF LOANS

This Note evidences Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods of the durations set forth below, subject to the payments and prepayments of principal set forth below:

Principal Amount of Loan (and Currency thereof)	Type of Loan	Interest Rate	Interest Period	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

Syndicated Note

3

EXHIBIT A-2

[Form of Money Market Note]

PROMISSORY NOTE

            , 200

New York, New York

FOR VALUE RECEIVED, [CAPITAL ONE BANK, a bank chartered under the laws of the Commonwealth of Virginia][CAPITAL ONE, F.S.B., a Federal savings bank chartered under the laws of the United States of America][CAPITAL ONE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Delaware] [CAPITAL ONE BANK (EUROPE) PLC, a corporation organized under the laws of England] (the “Borrower”), hereby promises to pay to the order of                      (the “Lender”), for account of its respective Applicable Lending Offices provided for by the Credit Agreement referred to below, at the Administrative Agent’s Account, the aggregate unpaid principal amount of the Money Market Loans made by the Lender to the Borrower under the Credit Agreement, in the respective Currencies in which such Loans are denominated and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Money Market Loan, to such Account, in like money and funds, for the period commencing on the date of such Money Market Loan until such Money Market Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, Currency, interest rate and maturity date of each Money Market Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation (or any error in making any such recordation) or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Money Market Loans made by the Lender.

This Note is one of the Money Market Notes referred to in the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, as Administrative Agent, and evidences Money Market Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Money Market Loans upon the terms and conditions specified therein.

Money Market Note

Except as permitted by Section 11.06 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

[CAPITAL ONE BANK]
[CAPITAL ONE, F.S.B.]
[CAPITAL ONE FINANCIAL CORPORATION]
[CAPITAL ONE BANK (EUROPE) PLC]

By
Title:

Money Market Note

2

SCHEDULE OF MONEY MARKET LOANS

This Note evidences Money Market Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, and of the Types and Currencies, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Principal Amount of Loan	Type and Currency of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

Money Market Note

3

EXHIBIT B-1

[Form of Opinion of Special U.S. Counsel to the Borrowers]

June     , 2004

Each of the Lenders Party to the Credit Agreement

Referred to Below

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as special New York and Virginia counsel to Capital One Financial Corporation (“COFC”), Capital One Bank (“COB”), Capital One, F.S.B. (“FSB”) and Capital One Bank (Europe) PLC (“COBE” and, collectively with COFC, COB and FSB, the “Borrowers” and COFC, COB and FSB collectively being the “U.S. Borrowers”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of June      among the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

As to facts relevant to the opinions expressed herein, we have examined and relied upon the representations and warranties made in (or pursuant to) the Credit Agreement and the certificates and other instruments delivered pursuant thereto. We have assumed that all such representations and warranties are accurate. We have not reviewed the dockets or other records of any governmental or regulatory body.

In connection with the opinions herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

We have assumed for purposes of our opinions hereinafter set forth that the Credit Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than the U.S. Borrowers) and is a binding obligation of each such party (other than the U.S. Borrowers) and that each such party (other than the U.S. Borrowers) is duly organized and validly existing under the jurisdiction in which it is organized and has full power, authority and legal right to execute, deliver and perform the Credit Agreement.

Opinion of Special U.S. Councel to the Borrowers

Based on and subject to the foregoing and the other paragraphs hereof, and such examination of law as we have deemed necessary, we are of the opinion that:

1.	Each U.S. Borrower has all requisite power and authority to execute and deliver each Basic Document and perform its obligations thereunder and has taken all necessary action to authorize the execution, delivery and performance thereof.

2.	The Credit Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

3.	Neither the execution, delivery and performance by any Borrower of any Basic Document, nor the compliance by any Borrower with the terms and provisions thereof: (a) violates the General Corporation Law of the State of Delaware, any law, statute or regulation of the State of New York or the Commonwealth of Virginia or any federal law of the United States (including Regulations T, U and X of the Board of Governors of the Federal Reserve System) that, in each case, is applicable to such Borrower and which, in our experience, would normally apply to transactions of the type contemplated by the Basic Documents, or (b) any provision of the organizational documents of any U.S. Borrower.

4.	No consent, approval or authorization of, or filing with, any governmental authority of the State of New York, the Commonwealth of Virginia or the United States that, in each case, is applicable to any Borrower is required for (a) the due execution, delivery and performance by any Borrower of any Basic Document or (b) the validity, binding effect or enforceability of any Basic Document, except (i) in each case as have previously been made or obtained, and (ii) consents, approvals, authorizations or filings as may be required to be obtained or made by any Lender as a result of its involvement in the transactions contemplated by the Credit Agreement.

5.	A Virginia court should, if properly presented with the issue, give effect to those provisions of the Basic Documents providing that such documents are to be governed by and construed in accordance with the laws of the State of New York insofar as such provisions relate to the substantive law of the State of New York and to the validity, nature, interpretation and effect of the documents, except (i) to the extent, if any, that federal law applies, (ii) to the extent procedural (as opposed to substantive) laws are involved or (iii) to the extent that the applicable laws of the State of New York violate a public policy of Virginia.

The opinions set forth above are subject to the following limitations and qualifications:

(a) Our opinions are limited to the federal law of the United States, the laws of the State of New York, General Corporation Law of the State of Delaware and the laws of the Commonwealth of Virginia, and we do not express any opinion concerning any other law.

(b) Our opinions are subject to (i) the effect of bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, fraudulent conveyance, fraudulent transfer, equitable subordination, readjustment of debt, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and by limitations on he availability of specific performance, injunctive relief or other equitable remedies.

(c) We express no opinion as to any provision of any Basic Document that (i) provides for a manner of service of process different than that prescribed or permitted by law; (ii) relates to severability or separability; (iii) relates to indemnification or reimbursement obligations to the extent any such provision violates public policy; (iv) purports to require that all amendments, waivers and terminations be in writing

Opinion of Special U.S. Councel to the Borrowers

2

or to require disregard of any course of dealing between parties; (v) purports to waive the right to object to venue or to assert forum non conveniens; or (vi) purports to grant rights of set-off to participants.

(d) With respect to our opinion in paragraph 4(a) as it relates to Regulations T, U and X of the Board of Governors of the Federal Reserve System, we have assumed that the Borrowers will comply with the provisions of the Credit Agreement relating to the use of proceeds.

(e) We express no opinion as to Section 11.13 of the Credit Agreement.

This opinion is delivered only to you in connection with the Credit Agreement and is solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies be delivered to, any other person, other than your assignees, transferees and prospective assignees and transferees, without our prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

Opinion of Special U.S. Councel to the Borrowers

3

EXHIBIT B-2

[FORM OF OPINION OF SPECIAL ENGLISH COUNSEL TO COBE]

To: Each of the Lenders Party
to the Loan Agreement referred to below	[•] 2004

JPMorgan Chase Bank (as Administrative Agent)
270 Park Avenue
New York, NY 10017

Dear Sirs

We have acted as English legal advisers to Capital One Bank (Europe) PLC (“COBE”) in connection with the US$750,000,000 Credit Agreement dated [•] 2004 (the “Loan Agreement”), among COBE as a Borrower, the other Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent (the Administrative Agent and the Lenders are collectively referred to as the “Lender Parties” and individually as the “Lender Party”) (the “Transaction”).

1.	INTRODUCTION

1.1	Transaction Documents

The opinions given in this letter relate only to the following documents in connection with the Transaction (the “Transaction Documents”):

1.1.1	the Loan Agreement (including the form of the notes in Exhibit A-1 and Exhibit A-2 thereof, the “Notes”);

1.1.2	such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

1.2	Interpretation

1.2.1	Terms defined in or given a particular construction in the Loan Agreement shall have the same meaning when used in this letter, unless a contrary indication appears.

1.2.2	Headings in this letter are for ease of reference only and shall not affect its interpretation.

Opinion of Special English Councel to COBE

1.3	Legal Review

For the purpose of issuing this letter, we have reviewed only those documents and conducted only those searches and enquiries referred to in Schedule 1.

1.4	Assumptions and Reservations

The opinions given in this letter are given on the basis of the assumptions set out in Schedule 2 and are subject to the reservations set out in Schedule 3 to this letter.

1.5	Scope of Opinions

The opinions given in this letter are only given in connection with the Transaction solely for the purposes of Section 6.01(d) of the Loan Agreement, and are strictly limited to the matters stated in paragraph 2. They may not be relied on for any other purpose and may not be read as extending by implication to any other matters. We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Transaction.

1.6	Applicable Law

This letter and the opinions given in it are governed by and relate only to English law as applied by the English courts at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than England and Wales and, accordingly, in this letter we express no opinion on the laws of any other jurisdiction.

2.	OPINION

On the basis of assumptions, reservations and qualifications set out herein, we are of the opinion that:

2.1	the choice of New York law as the governing law of the Loan Agreement (and the Notes, if issued as at the date hereof) and the submission of COBE in the Loan Agreement to the non-exclusive jurisdiction of the Courts of the State of New York is a valid and binding selection which will be upheld, recognised and given effect by the Courts of England;

2.2	COBE is duly incorporated and registered under the laws of England and Wales;

2.3	Searches made on [•] 2004 at the Companies Registry against COBE and an oral enquiry made to the Central Registry of Winding Up Petitions on [•] revealed no petition, order or resolution for the winding up of COBE and no application for or administration order in respect of COBE, and no notice of intention to appoint an administrator in respect of COBE or notice of appointment of a receiver or administrator in respect of COBE;

2.4	COBE has all requisite corporate power and authority to enter into and perform its obligations under the Loan Agreement (including, as at the date hereof, the issuing of the Notes if requested by any Lender pursuant to Section 2.08(d) of the Loan Agreement);

2.5	The execution and delivery of the Loan Agreement by COBE has been duly authorised by all necessary corporate action on its part and has been duly executed and delivered by it which

Opinion of Special English Councel to COBE

2

execution and delivery does not and will not result in any violation by it of any term of its Memorandum or Articles of Association;

2.6	The obligations of COBE under the Loan Agreement (and the Notes, if requested by any Lender pursuant to Section 2.08(d) of the Loan Agreement as if issued as at the date hereof) constitutes legal, valid, binding and enforceable obligations of COBE.

2.7	There are no provisions of the laws of England and Wales which would be contravened by the execution or delivery of the Loan Agreement (and the Notes, if issued as at the date hereof).

2.8	No consents, approvals or authorisations of, or filings with, any governmental authority of England and Wales are required by law by COBE in relation to the execution and delivery by COBE of the Loan Agreement (and the Notes, if issued as at the date hereof), other than the registration of correctly completed Forms 395 and original executed copies of any security documents with the Registrar of Companies.

3.	RELIANCE AND DISCLOSURE

This letter is delivered to you in connection with the proposed Transaction and is for your sole benefit. It may not be relied on by, and must not be transmitted to, any other person nor are its contents to be quoted or referred to in any document or filed with any applicable authority, governmental agency or body or any other person whatsoever without our prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof. Furthermore, this letter is given on the basis that any limitation on the liability of any other adviser to all or any of the persons to whom this letter is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

Yours faithfully

Clifford Chance Limited Liability Partnership

Opinion to Special English Councel to COBE

3

SCHEDULE 1

DOCUMENTS AND SEARCHES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this letter:

1.1	An execution copy dated [•] 2004 of the Loan Agreement;

1.2.	Certified true copies of the following documents, certified by [•] as at the date hereof, in his capacity as director of COBE:

1.2.1	the Certificate of Incorporation of COBE;

1.2.2	the memorandum and articles of association of COBE;

1.2.3	the minutes of the meeting of the board of directors of COBE held on [•] 2004 to approve the Loan Agreement (the “Board Resolutions”); and

1.2.4	the power of attorney (the “Power of Attorney”) executed by COBE dated [•] 2004 authorising the attorneys (as defined therein) to execute and deliver the Loan Agreement on behalf of COBE;

1.3	a certificate (the “Solvency Certificate”) dated [•] 2004 executed by [•] in his capacity as director of COBE, certifying that the Transferor is solvent as at the date of the certificate; and

1.4	a Companies House Direct search under the name of COBE conducted on [•] 2004 showing [•] as director of COBE,

2.	EXTENT OF EXAMINATION AND INVESTIGATION

2.1	We have made no searches or enquiries concerning, and examined no documents entered into by or affecting COBE or any other person or any corporate records of the aforesaid, save for non-original copies of those documents expressly specified in this opinion as having been examined.

2.2	We have not assisted in the investigation or verification of the facts, or the reasonableness of any assumption or statement or opinion (including, without limitation, as to the solvency of any party), contained in any of the Documents or in determining whether any material fact has been omitted therefrom. To the extent that the accuracy of such facts and statements not so investigated or verified and of any facts stated in any other document (or orally confirmed) is relevant to the contents of this opinion, we have - with your permission - assumed the such facts and statements are correct. Where an assumption is stated to be made in this opinion, we have not made any investigation with respect to the matters that are the subject of such assumption.

Opinion of Special English Councel to COBE

SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

1.1	All signatures, stamps and seals and all original documents are genuine.

1.2	Any document identified in Schedule 1 as a copy is complete and conforms to the original, which itself is genuine.

1.3	Any document identified in Schedule 1 as a draft will be executed by all parties to it in the form examined by us.

1.4	All translations of any document identified in Schedule 1 are accurate.

1.5	Any certificate referred to in Schedule 1 is correct in all respects.

1.6	The Notes, if issued, are in the form set out in Exhibit A-1 or Exhibit A-2 of the Loan Agreement.

2.	CORPORATE AUTHORITY OF COBE

2.1	The truth, accuracy and completeness at all relevant times of each of the statements of matters of fact contained in the Board Resolutions and the Power of Attorney.

2.2	No changes have been made to the Memorandum and Articles of Association of COBE from those copies referred to in paragraph 1.2 of Schedule 1.

2.3.	The Board Resolutions of the directors of COBE were duly passed by duly appointed directors of COBE and none of these resolutions have been rescinded or amended and are in full force and effect.

2.4	The directors of COBE have acted in good faith and in the best interests of COBE in approving the Transaction and the execution of the Loan Agreement.

2.5	Each director has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act 1985 and the Articles of Association of COBE and none of the directors of COBE has any interest in the Transaction except to the extent permitted by the Articles of Association.

2.6	The information disclosed by our searches on [•] 2004 at the Companies Registry and our oral enquiry at the Central Registry of Winding up Petitions on [•] 2004 in relation to COBE was then accurate and has not since been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our searches and that such oral enquiry did not fail to elicit any material information.

2.7	On [•] 2004, COBE:

2.7.1	was not insolvent;

Opinion of Special English Counsel to COBE

5

2.7.2	would not be, as a consequence of doing any act or thing which the Loan Agreement contemplates, permits or requires COBE to do, become insolvent; and

2.7.3	no insolvency event exists in relation to COBE or of the assets or undertaking of COBE.

In this regard we would refer you to the the Solvency Certificate of COBE.

3.	LOAN AGREEMENT ASSUMPTIONS

3.1	The representations and warranties of COBE and any other representations and warranties by any of the parties under the Loan Agreement (other than any representations and warranties in relation to any of the matters specifically the subject of the opinions in this letter) are and will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all respects and that such representations and warranties were at all relevant times true and accurate.

3.2	Any representation or warranty given by any of the parties to the Loan Agreement that it is not aware of or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred.

3.3	Each party to the Loan Agreement (other than COBE) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Loan Agreement.

3.4	The Loan Agreement has been duly and validly executed and delivered by each of the parties thereto (other than COBE).

3.5	In respect of the Loan Agreement and each of the transactions contemplated by, referred to in, provided for or effected by the Loan Agreement:

3.5.1	the parties to the Loan Agreement entered into the same in good faith and for the purpose of carrying on their respective businesses;

3.5.2	the parties to the Loan Agreement entered into the same on arms’ length commercial terms; and

3.5.3	the parties to the Loan Agreement believed and had reasonable grounds for believing that the same would benefit and be in the interests of such party.

3.6	None of the transactions contemplated by the Loan Agreement will infringe the terms of, or constitute a default under, any agreement, indenture, contract, mortgage, deed or other instrument to which COBE is a party or by which any of its property, undertaking, assets or revenues are bound.

4.	FOREIGN LAW

4.1	All deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Loan Agreement and this Opinion are within the capacity and powers of and have been validly authorised, executed and delivered by the parties thereto other than COBE.

4.2	All deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Loan Agreement and this Opinion are duly executed, valid and legal

Opinion of Special English Counsel to COBE

6

obligations binding on and enforceable against the parties thereto (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions other than the laws of England and all acts, conditions or things required to be fulfilled, performed or effected in connection with the Loan Agreement under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

4.3	All deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Loan Agreement and this Opinion, insofar as any of such deeds, instruments, assignments, agreements and other documents falls to be performed in any jurisdiction other than England, will not be illegal or ineffective by virtue of the laws of that jurisdiction.

4.4	There are no provisions of the laws of any jurisdiction outside England which would be contravened by the execution or delivery of the Loan Agreement, and that none of the opinions expressed herein will be affected by the laws (including the public policy) of any jurisdiction outside England.

4.5	The US law opinions dated [•] 2004 and delivered pursuant to Sections 6.01(c) and 6.01(f) of the Loan Agreement is true, complete and correct in all respects.

Opinion of Special English Counsel to COBE

7

SCHEDULE 3

RESERVATIONS

The opinions given in this letter are subject to the following reservations:

1.	LIMITS ON SCOPE OF OPINION

1.1	No opinion is given as to the proper execution or delivery of the Loan Agreement by any party thereto (other than COBE).

1.2	No opinion is given as to the validity and enforceability of the Loan Agreement or any other document to which COBE is a party.

1.3	No opinion is given on any issues which may arise out of or relate to the giving of financial assistance pursuant to section 151 (et seq.) of the Companies Act 1985.

2.	SEARCHES

2.1	Search at Companies Registry for insolvency events

The search at the Companies Registry referred to in paragraph 2.3 above is not conclusively capable of revealing whether or not:

2.1.1	a winding up order has been made in respect of a company or a resolution passed for the winding up of a company; or

2.1.2	an administration order has been made in respect of a company or notice of the appointment of an administrator has been filed with the Court; or

2.1.3	a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act has been filed with the Court.

2.2	Search at Central Registry for insolvency events

The enquiry at the Central Registry of Winding Up Petitions referred to in paragraph 2.3 above relates only to a resolution for winding up, a petition for the making of a winding up order or the making of a winding up order by the Court and the presentation, at the High Court of Justice in London, of an application for the making of an administration order or the making by such court of an administration order. It is not capable of revealing conclusively whether or not such a winding up petition or application for an administration order has been presented or winding up or administration order granted as:

2.2.1	details of a winding-up petition may not have been entered on the records of the Central Registry of Winding Up Petitions immediately; or

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2.2.2	in the case of a winding up petition presented to a County Court, details of the petition may not have been notified to the Central Registry and entered on such records at all;

2.2.3	in the case of application for the making of an administration order and such order, if such application is made to, and an order is made by, a Court other than the High Court in London, no record of such application or order will be kept by the Central Registry;

2.2.4	a winding up order or administration order may be made before the relevant petition has been entered on the records of the Central Registry and the making of such order may not have been entered on the records immediately;

2.2.5	details of a notice of intention to appoint an administrator under paragraphs 14 and 22 of Schedule B1 to the Insolvency Act may not be entered on the records immediately; and

2.2.6	the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

Search at Central Registry: Out of court appointment of an administrator

2.3	An administrator of a company may now be appointed out of court either by the holder of qualifying floating charge or by the company or its directors. Where the appointment of an administrator is being effected by a company itself (as opposed to its directors), there is no obligation for notice of intention to appoint an administrator to be filed with the Court unless there exists a qualifying floating charge holder who is or may be entitled to appoint an administrator to the company, a person who is or may be entitled to appoint an administrative receiver, any sheriff who is charged with execution or other legal process against the company or a person who has distrained against the company (paragraph 26 of Schedule B1 and Rule 2.20 of The Insolvency (Amendment) Rules 2003). Furthermore, where the appointment is being effected by the holder of a qualifying floating charge, the appointor is only obliged to file a notice of intention to appoint an administrator with the Court where there exists a creditor who holds a prior qualifying floating charge (Rule 2.15(2) of The Insolvency (Amendment) Rules 2003). The Court may not, therefore, receive a notice of intention to appoint an administrator before an appointment of an administrator is made and a search at the Central Registry will not reveal that such an appointment is pending. We would note, however, that under paragraph 15 of Schedule B1, where a qualifying floating charge holder proposes to appoint an administrator, notice must be served on the holder of a prior qualifying floating charge and, under paragraph 26 of Schedule B1, where the company or its directors proposes to appoint an administrator, notice must be served on a person who is or may be able to appoint an administrative receiver and a qualifying floating charge holder who is or may be entitled to appoint an administrator of the company respectively.

No enquiries of County Courts

2.4	We have not made enquiries of any County Court as to whether an application for the appointment of an administrator has been presented to, or a notice of intention to appoint an administrator has been filed with, or an administration order has been made by, such County Court against COBE.

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3.	BORROWING LIMITS

3.1	We express no opinion with regard to whether COBE is in compliance with any borrowing limits in any instrument by which it may be bound as to which we have no knowledge, save that no such limitation is contained in the Memorandum and Articles of Association.

4.	CHOICE OF LAW

4.1	The choice of New York law to govern the Loan Agreement would not be recognised or upheld if there were reasons for avoiding the choice of law on the grounds that its application would be contrary to public policy.

5.	DEFAULT INTEREST

Penalties unenforceable

5.1	Any provision of the Loan Agreement providing for the payment of additional moneys consequent on the breach of any provision thereof by any person expressed to be a party thereto, whether expressed to be by way of penalty, additional interest, liquidated damages or otherwise would be unenforceable if such provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach in question.

Interest increases commercially justifiable not a penalty

5.2	We believe that any provision for the payment of a modest increase in interest upon the happening of a default would not constitute a penalty provided the increase could in the circumstances be explained as commercially justifiable and that its dominant purpose was not to deter the paying party from breach and that it did not take effect retrospectively (see Lordsvale Finance plc v. Bank of Zambia, [1996] QB 752).

No opinion on whether default interest provisions in Transaction Documents are penalties

5.3	We express no opinion, however, as to whether any such provision in the Loan Agreement does in fact comply with the criteria set out in paragraph 7.2 (Interest increases commercially justifiable not a penalty).

The Late Payments of Commercial Debts (Interest) Act (1998)

5.4	If the Loan Agreement [or the Notes] do not provide a contractual remedy for the late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998 (the “Interest Act”), the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed by the Secretary of State with the consent of the Treasury. Any term of the Loan Agreement [or the Notes] may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of the Interest Act.

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6.	MEANING OF “ENFORCEABLE”

6.1	No implication of enforceability

This Opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms.

6.2	Limitations on meaning of enforceable

The term “enforceable”, as used in this Opinion, means that the obligations assumed by COBE under the Loan Agreement are of the type which a Court enforces. In particular:

6.2.1	enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors as such law may be applied in the event of an insolvency event with respect to such party;

6.2.2	a Court will not necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the Court; in particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and an order for specific performance is not available where damages are considered by the Court to be an adequate alternative remedy;

6.2.3	any obligation imposed on a secured creditor to hold certain moneys receivable by it on trust pursuant to the Loan Agreement may constitute a charge which may require to be registered in accordance with the Companies Act 1985 in order to be effective; no such charge is intended to be so registered;

6.2.4	where any party to the Loan Agreement is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

6.2.5	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set-off or to counterclaim;

6.2.6	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal or contrary to public policy under the laws, or contrary to the exchange control regulations, of the other jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance;

6.2.7	it is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort;

6.2.8	a Court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases;

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6.2.9	the enforcement of the obligations of the parties to the Loan Agreement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

6.2.10	enforcement of obligations may be invalidated by reason of fraud;

6.2.11	no opinion is given as to available methods of or procedures for enforcement of security interests under English law;

6.2.12	the effectiveness of any provision of the Loan Agreement which allows an invalid provision to be severed in order to save the remainder of its provisions will be determined by the Courts in their discretion; and

6.2.13	any provision of the Loan Agreement stating that a failure or delay on the part of any party in exercising any right or remedy shall not operate as a waiver of such right or remedy may not be effective.

7.	GENERAL

Determinations not Final

7.1	A determination, designation, calculation or certificate by any party to the Loan Agreement as to any matter provided for therein might, in certain circumstances, be held by a Court not to be final, conclusive and binding (if, for example, it could be shown to have been made arbitrarily or in bad faith) notwithstanding the provisions of the Loan Agreement.

Other Forum Having Competent Jurisdiction

7.2	A court has power to stay an action on application by a party to proceedings if (a) the party applying for the stay establishes that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action (that is in which the case can be tried more suitably for the interests of all the parties and the ends of justice), and (b) staying the action would not be inconsistent with the EC Regulation 44/2001 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (which has force of law in the Asset Jurisdiction under the European Communities Act 1982) or with the Brussels (EC) Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1968 (as amended) or the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1988 (which Conventions have the force of law in the Asset Jurisdiction under the Civil Jurisdiction and Judgments Act 1982 (as amended).

Court judgment could supersede agreements

7.3	There is some possibility that a Court would hold that a judgment on a particular agreement or instrument, whether given in an English Court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

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Stamp duty undertakings and indemnities

7.4	Any undertaking or indemnity in relation to stamp duties may be void under the provisions of Section 117 of the Stamp Act 1891.

Judgments in non-sterling currencies

7.5	As a result of recent cases and legislation, that in the event of any proceedings being brought in a Court in respect of a monetary obligation expressed to be payable in a currency other than Sterling, a Court would give judgment expressed as an order to pay such currency or its sterling equivalent at the time of payment or enforcement of judgment even though in the past the Courts have considered themselves only able to give a monetary judgment expressed in sterling. However, with respect to an insolvency event, English law may require that all claims or debts are converted into Sterling at an exchange rate determined by the Court at a date related thereto, such as the date the company went into liquidation (that is, the date of the winding up order or the date of the resolution to wind up or where the administrator proposes to make a distribution to creditors pursuant to Chapter 10 part 2 of the Insolvency Rules 1986, the date the company entered into administration).

Partial Invalidity

7.6	In some circumstances a Court will not give effect to any provision of the Loan Agreement which provides that, in the event of any invalidity, illegality or unenforceability of any provision of the Loan Agreement, the remaining provisions thereof shall not be affected or impaired, particularly if to do so would not accord with public policy or would require that the Court make a new contract for the parties.

Enforcement by Court of provisions of Reviewed Initial Primary Transaction Documents

7.7	A Court may refuse to give effect to any provision of the Loan Agreement:

7.7.1	for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before a Court or where the Court has itself made an order for costs; or

7.7.2	which would involve the enforcement of foreign revenue or penal laws; or

7.7.3	which would be inconsistent with English public policy.

Rules and procedures of Courts

7.8	Any action brought against any company in the Courts would be subject to the rules and procedures of the Courts, including the power of a Court, at its discretion to order a claimant in an action, being a party not ordinarily resident in some part of the United Kingdom to provide security for costs.

Oral amendments to Reviewed Initial Primary Transaction Documents

7.9	The parties to the Loan Agreement may be able to amend the Loan Agreement by oral agreement despite any provision to the contrary.

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Restrictions on exercise of statutory power

7.10	Except as otherwise referred to in this Opinion any provision of the Loan Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Loan Agreement or any other person may be ineffective.

Future agreement

7.11	To the extent that any matter is expressly to be determined by future agreement or negotiation in the Loan Agreement, the relevant provision may be unenforceable or void for uncertainty.

Unreasonable or Arbitrary Basis

7.12	A determination, designation, calculation or certificate of any party in relation to any of the Loan Agreement as to any matter provided for therein might, in certain circumstances, be held by a court not to be final, conclusive and binding (for example, if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the relevant documents.

United Nations Sanctions

Obligation, transfer or payment, unenforceable or void

7.13	If any party to the Loan Agreement [or any party to any transfer of, or payment in respect of, a Note] is controlled by or otherwise connected with a person or is itself resident in, incorporated in or constituted under the laws of or exercising public functions in a country which is the subject of United Nations, European Community or UK sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then the obligations to that party under the Loan Agreement, or in respect of the relevant transfer or payment, may be unenforceable or void or otherwise affected.

Discretion exercised reasonably

7.14	Where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

Disapplication of delays resulting in waiver

7.15	Any provision of the Loan Agreement stating that a failure or delay, on the part of any party to the Loan Agreement, in exercising any right or remedy under the Loan Agreement shall not operate as a waiver of such right or remedy may not be effective.

Opinion of Special English Counsel to COBE

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EXHIBIT B-3

[Form of Opinion of Counsel to the Borrowers]

June [        ], 2004

Each of the Lenders party to the Credit Agreement referred to below

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

I am the General Counsel and Secretary of Capital One Financial Corporation (“COFC”), Capital One Bank (“COB”) and Capital One, F.S.B. (“FSB” and, collectively with COFC and COB, the “U.S. Borrowers”), and, together with other attorneys under my supervision, have acted as counsel to the U.S. Borrowers and Capital One Bank (Europe) plc (“COBE” and, collectively with the U.S. Borrowers, the “Borrowers”) in connection with (i) the Credit Agreement (the “Credit Agreement”) dated as of June [    ], 2004 among the Borrowers, the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, providing for loans to be made by the Lenders to the Borrowers in an aggregate initial principal amount not exceeding $750,000,000 (or, to the extent specified in the Credit Agreement, its equivalent in certain foreign currencies and as such amount may be increased pursuant to Section 2.10 of the Credit Agreement) and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion letter is being delivered pursuant to Section 6.01(e) of the Credit Agreement.

In rendering the opinions expressed below, we have examined executed or conformed counterparts, or copies otherwise identified to our satisfaction of the following agreements, instruments and other documents, copies of which have been delivered to you:

(a) the Credit Agreement;

(b) the Notes; and

Opinion of Counsel to the Borrowers

(c) such records of the Borrowers and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The agreements, instruments and other documents referred to in clauses (a) and (b) above are collectively referred to as the “Credit Documents.”

We have obtained or have been furnished with, and as to factual matters have relied upon, such certificates, advices and assurances from representatives of the Borrowers, public officials and others and the representations and warranties and covenants and agreements of the parties contained in the Credit Documents as we have deemed necessary or appropriate for the purposes of this opinion. In connection with the opinions herein, we have assumed the legal capacity of all natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed the genuineness of all signatures and the due execution and delivery pursuant to due authorization of the Credit Documents by, and the valid and binding nature of such Credit Documents on, the parties thereto other than the Borrowers.

Based on and subject to the foregoing and the other paragraphs hereof, it is my opinion that:

1. COFC is a corporation validly existing and in good standing under the laws of the State of Delaware. COB is a banking corporation validly existing and in good standing under the laws of the Commonwealth of Virginia. FSB is a savings bank validly existing and in good standing under the laws of the United States of America.

2. Each U.S. Borrower has the corporate power to execute and deliver the Credit Documents to which it is a party and to consummate the transactions set forth therein. Each U.S. Borrower has, in all material respects, the corporate power to borrow under the Credit Agreement.

3. Each Credit Document has been duly authorized by all necessary corporate action on the part of each U.S. Borrower which is a party to such Credit Document.

4. The Credit Agreement has been duly executed and delivered by each U.S. Borrower party thereto.

5. Neither the execution and delivery by each U.S. Borrower of the Credit Documents to which it is a party nor the performance by each U.S. Borrower of its obligations under the Credit Documents to which it is a party, result in a breach of the terms of, or constitute a default under the applicable organizational documents of each U.S. Borrower, each as amended, and do not result in a material breach of the terms of, or constitute a material default under (i) any rule, order (known to me), statute or regulation, to the extent the foregoing relate to Delaware corporate, or other Delaware laws, Virginia banking, or other Virginia laws or United

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States federal law, of any Delaware, Virginia or United States court, regulatory body, or administrative or governmental agency having jurisdiction over each U.S. Borrower, as applicable, or (ii) the terms of any material indenture or other material agreement or instrument to which each U.S. Borrower is a party (and, for purposes of clauses (i) and (ii) of this paragraph 5, a breach or default is “material” solely if it would materially adversely affect the validity or enforceability of, or the rights and remedies of the Lenders or the Administrative Agent under, the Credit Agreement).

6. Neither the execution and delivery by COBE of the Credit Documents to which it is a party nor the performance by COBE of its obligations under the Credit Documents to which it is a party, result in a material breach of the terms of, or constitute a material default under (i) any rule, order (known to me), statute or regulation, to the extent the foregoing relate to Delaware corporate, or other Delaware laws, Virginia banking, or other Virginia laws or United States federal law, of any Delaware, Virginia or United States court, regulatory body, or administrative or governmental agency having jurisdiction over COBE, as applicable, or (ii) the terms of any material indenture or other material agreement or instrument to which COBE is a party.

7. Except as set forth in Schedule 7.03 to the Credit Agreement, to my knowledge there are no actions, proceedings or investigations pending or threatened in writing before any court, governmental or regulatory authority or agency against or affecting any Borrower or any of its Subsidiaries or any of their respective Properties, except proceedings that, if adversely determined, would not have a Material Adverse Effect.

Insofar as the foregoing opinions relate to (i) the good standing of COB, they are based solely on a certificate of good standing dated June [•], 2004 received from the State Corporation Commission of the Commonwealth of Virginia and attached hereto as Exhibit A, (ii) the good standing of COFC, they are based solely on a certificate of good standing dated June [•], 2004 received from the Secretary of State of the State of Delaware and attached hereto as Exhibit B, and (iii) the good standing of FSB, they are based solely on a certificate of corporate existence dated June [•], 2004 received from the Office of Thrift Supervision, attached hereto as Exhibit C.

The foregoing opinions are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law affecting the rights and remedies of creditors generally as may be in effect from time to time and (ii) general principles of equity, regardless of whether such is considered in a proceeding at law or in equity. We note that the rights to indemnity and contribution under the Credit Documents may be limited by United States federal laws or the public policy underlying such laws.

The opinions expressed herein are limited to, and I express no opinion as to any jurisdiction other than, the laws of the Commonwealth of Virginia, the Delaware General Corporation Law and the federal law of the United States of America.

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This opinion letter is delivered to you in connection with the above described transaction and is solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies be delivered to, any other person without my prior written consent. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

John G. Finneran, Jr.

Opinion of Counsel to the Borrowers

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EXHIBIT C

[Form of Opinion of Special New York Counsel to JPMorgan]

June 29, 2004

Each of the Lenders party to the Credit Agreement referred to below

JPMorgan Chase Bank, as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank (“JPMorgan”) in connection with (i) the Credit Agreement dated as of June 29, 2004 (the “Credit Agreement”) among Capital One Financial Corporation (“COFC”), Capital One Bank (“COB”), Capital One, F.S.B (“FSB”), Capital One Bank (Europe) plc (“COBE” and, collectively with COFC, COB and FSB, the “Borrowers”), the Lenders party thereto and JPMorgan, as Administrative Agent, providing for loans to be made by the Lenders to the Borrowers in an aggregate principal amount not exceeding $750,000,000 (or, to the extent specified in the Credit Agreement, its equivalent in certain foreign currencies and as such amount may be increased pursuant to Section 2.10 of the Credit Agreement) and (ii) the various other agreements, instruments and other documents referred to in the next following paragraph. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion letter is being delivered pursuant to Section 6.01(f) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a) the Credit Agreement; and

(b) such other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies, and we have assumed that all authorizations, approvals or consents of, and all filings and registrations with, any governmental or regulatory authority or agency required for the making and performance by each Borrower of

Opinion of Special New York Counsel to JPMorgan

the Credit Agreement have been obtained or made and are in effect. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i) such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrowers) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii) all signatories to such documents have been duly authorized; and

(iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes, and each of the Notes, when duly executed and delivered in accordance with the Credit Agreement will constitute, the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, receivership, conservatorship, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally (as such laws would apply in the event of the insolvency, receivership, conservatorship or reorganization of, or other similar occurrence with respect to, COB or FSB) and, in the case of the obligations of COBE, subject to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally except as the enforceability of the Credit Agreement or the Notes, when duly executed and delivered in accordance with the Credit Agreement, is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Section 11.03 of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

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(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) Section 4.07(c) of the Credit Agreement, (iii) the second sentence of Section 11.10 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to any of the Basic Documents, (iv) the waiver of inconvenient forum set forth in the third sentence of Section 11.10 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 11.13 of the Credit Agreement.

(D) We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our client, this opinion letter is, pursuant to Section 6.01(f) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMorgan and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/WJM

Opinion of Special New York Counsel to JPMorgan

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EXHIBIT D

[Form of Notice of Borrowing of Syndicated Loans]

[Date]

To:	JPMorgan Chase Bank, as Administrative Agent

From:	[Name of Borrower]

Re:	Notice of Borrowing

Pursuant to Section 2.02 of the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, the undersigned Borrower hereby gives notice of a borrowing of Syndicated Loans described below:

Name of Borrower:	____________________

Aggregate Principal Amount of Loans to be borrowed:	____________________

Currency of Loans to be borrowed:	____________________

Type of Loans to be borrowed:	____________________

Business Day of borrowing:	____________________

Interest Period to be applicable:	____________________[1]

This notice of borrowing constitutes a certification by the undersigned Borrower to the effect set forth in Section 6.02(c) of the Credit Agreement, both as of the date of this notice of borrowing and, unless the undersigned notifies the Administrative Agent prior to the date of such borrowing, as of the date of such borrowing.

If the undersigned Borrower is FSB or COBE, then COB has signed this notice of borrowing on the line provided below.

1/	No Loan may be made to FSB or COBE with an Interest Period in excess of six months.

Notice of Borrowing

Terms used herein have the meanings assigned to them in the Credit Agreement.

[NAME OF BORROWER]

By
Title:

[COB hereby confirms its obligations under Section 2.11 of the Credit Agreement after giving effect to the borrowing of Loans by [FSB] [COBE] requested in this notice of borrowing:

CAPITAL ONE BANK

By
Title:][2]

2/	Insert if FSB or COBE is the Borrower.

Notice of Borrowing

2

EXHIBIT E

[Form of Money Market Quote Request]

[Date]

To:	JPMorgan Chase Bank, as Administrative Agent

From:	[Name of Borrower]

Re:	Money Market Quote Request

Pursuant to Section 2.03 of the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent, we hereby give notice that we request Money Market Quotes from the Lenders for the following proposed Money Market Borrowing(s):

Borrowing Date	Quotation Date[1]	Amount [2]	Type and Currency[3]	Interest Period[4]

If the undersigned Borrower is FSB or COBE, then COB has signed this Money Market Quote Request on the line provided below.

Terms used herein have the meanings assigned to them in the Credit Agreement.

[NAME OF BORROWER]

By
Title:

*	All numbered footnotes appear on the last page of this Exhibit.

Money Market Quote Request

[COB hereby confirms its obligations under

Section 2.11 of the Credit Agreement

after giving effect to the borrowing

of Loans by [FSB] [COBE] requested in this

Money Market Quote Request:

CAPITAL ONE BANK

By
Title:][3]

[1]	In the case of Set Rate Loans to be denominated in Dollars, for use if a Set Rate in a Set Rate Auction is requested to be submitted before the Borrowing Date.

[2]	Each amount must be an integral multiple of $1,000,000 and at least $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)).

[3]	Insert either “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).

[4]	One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than seven days after the making of such Set Rate Loan and ending on a Business Day. No Loan may be made to FSB or COBE with an Interest Period in excess of six months.

3/	Insert if FSB or COBE is the Borrower.

Money Market Quote Request

2

EXHIBIT F

[Form of Money Market Quote]

To:	JPMorgan Chase Bank, as Administrative Agent

Attention:	Loan & Agency Services

Re:	Money Market Quote to [Name of Borrower] (the “Borrower”)

This Money Market Quote is given in accordance with Section 2.03(c) of the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

In response to the Borrower’s invitation dated                 ,             , we hereby make the following Money Market Quote(s) on the following terms:

1. Quoting Lender:

2. Person to contact at Quoting Lender:

3. We hereby offer to make Money Market Loan(s) in the following principal amount[s], for the following Interest Period(s) and at the following rate(s):

Borrowing Date	Quotation Date[1]	Amount [2]	Type and Currency[3]	Interest Period[4]	Rate[5]

provided that the Borrower may not accept offers that would result in the undersigned making Money Market Loans pursuant hereto in excess of $                 in the aggregate (the “Money Market Loan Limit”).

*	All numbered footnotes appear on the last page of this Exhibit.

Money Market Quote

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] us to make the Money Market Loan(s) for which any offer(s) (is/are) accepted, in whole or in part (subject to the third sentence of Section 2.03(e) of the Credit Agreement and any Money Market Loan Limit specified above).

Very truly yours,

[NAME OF LENDER]

By
Authorized Officer

Dated:                 ,

[1]	As specified in the related Money Market Quote Request.

[2]	The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for an integral multiple of $1,000,000 and at least $5,000,000 (or, in the case of a Borrowing of Money Market Loans denominated in an Alternative Currency, the Foreign Currency Equivalent thereof (rounded to the nearest 1,000 units of such Alternative Currency)).

[3]	Indicate “LIBO Margin” (in the case of LIBOR Market Loans) or “Set Rate” (in the case of Set Rate Loans).

[4]	One, two, three or six months, in the case of a LIBOR Market Loan or, in the case of a Set Rate Loan, a period of not less than seven days after the making of such Set Rate Loan and ending on a Business Day, as specified in the related Money Market Quote Request. No Loan may be made to FSB or COBE with an Interest Period in excess of six months.

[5]	For a LIBOR Market Loan, specify margin over or under the Eurocurrency Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”. For a Set Rate Loan, specify rate of interest per annum (rounded to the nearest 1/10,000 of 1%).

Money Market Quote

2

EXHIBIT G

[Form of Confidentiality Agreement]

CONFIDENTIALITY AGREEMENT

[Date]

[Insert Name and

  Address of Prospective

  Participant or Assignee]

Re:	Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent.

Ladies and Gentlemen:

As a Lender party to the Credit Agreement, we have agreed with the Borrowers pursuant to Section 11.12 of the Credit Agreement to keep confidential, except as otherwise provided therein, all non-public information delivered to us pursuant to the Credit Agreement.

As provided in said Section 11.12, we are permitted to provide you, as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assignee Lender], with certain of such non-public information subject to the execution and delivery by you, prior to receiving such non-public information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives and for the benefit of us and the Borrowers) that (A) such information will not be used by you except in connection with the proposed [participation][assignment] mentioned above and (B) you shall keep such information confidential, provided that (x) nothing herein shall limit the disclosure of any such information (i) after such information shall have become public (other than through a violation of Section 11.12 of the Credit Agreement), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to your counsel or to counsel for any of the Lenders or the Administrative Agent, (iv) to bank examiners (or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent), or to auditors or accountants, (v) to the Administrative

Confidentiality Agreement

Agent or any other Lender, (vi) in connection with the enforcement of rights or remedies under the Credit Agreement, (vii) to a subsidiary or affiliate of yours as provided in Section 11.12(a) of the Credit Agreement or (viii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in the form hereof and (y) in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

If you are a prospective assignee, your obligations under this Confidentiality Agreement shall be superseded by Section 11.12 of the Credit Agreement on the date upon which you become a Lender under the Credit Agreement pursuant to Section 2.12, 5.07 or 11.06(b) thereof. This Confidentiality Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law doctrine.

Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality Agreement and returning the same to us.

Very truly yours,

[INSERT NAME OF LENDER]

By
Title:

The foregoing is agreed to

as of the date of this letter:

[INSERT NAME OF PROSPECTIVE PARTICIPANT OR ASSIGNEE]

By
Title:

Confidentiality Agreement

2

EXHIBIT H

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

Assignment and Assumption

[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower:	_____________________________________________

4.	Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $750,000,000 Credit Agreement dated as of June 29, 2004 among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the Lenders parties thereto and JPMorgan Chase Bank, as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[5]
	$	$	%
	$	$	%
	$	$	%

Effective Date (herein, the “Effective Date”):                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[4]	Select as applicable.

[5]	forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Assignment and Assumption

[Consented to and]6 Accepted:

JPMORGAN CHASE BANK, as Administrative Agent

By
Title:

[Consented to:]7

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

CAPITAL ONE BANK

By
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

Assignment and Assumption

CAPITAL ONE, F.S.B.

By
Title:

CAPITAL ONE BANK (EUROPE) PLC

By
Title:

Assignment and Assumption

ANNEX 1

$750,000,000 CREDIT AGREEMENT DATED AS OF JUNE 29, 2004

AMONG CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE BANK, CAPITAL

ONE, F.S.B., CAPITAL ONE BANK (EUROPE) PLC, CERTAIN LENDERS PARTY

THERETO AND JPMORGAN CHASE BANK, AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Basic Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Basic Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Basic Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of its respective obligations under any Basic Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a U.S. Person, attached to this Assignment and Assumption is any documentation required

Assignment and Assumption

to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Basic Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Basic Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT I

[Form of Commitment Increase Letter]

COMMITMENT INCREASE LETTER

[Date]

Capital One Bank

Capital One, F.S.B.

Capital One Financial Corporation

Capital One Bank (Europe) plc

1680 Capital One Dr.

McClean, VA 22101-2980

JPMorgan Chase Bank,

    as Administrative Agent

Loan & Agency Services

1111 Fanin, 10th Floor

Houston, TX 77002

Attention: Mr. Jeremy M. Jones

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B., Capital One Bank (Europe) plc, the lenders party thereto and JPMorgan Chase Bank, as Administrative Agent. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

This Commitment Increase Letter is delivered pursuant to Section 2.10 of the Credit Agreement.

If, prior to the execution and delivery of this Commitment Increase Letter, the undersigned is a Lender already party to the Credit Agreement, then the undersigned hereby

Commitment Increase Letter

agrees that, effective as of the Commitment Increase Date set forth below, the Commitment of such Lender set forth below is increased by an amount equal to the “Commitment Increase Amount” set forth below.

If, prior to the execution and delivery of this Commitment Increase Letter, the undersigned is not a Lender already party to the Credit Agreement, then the undersigned hereby agrees that, effective as of the Commitment Increase Date set forth below, the undersigned shall have a Commitment in an amount equal to the “Commitment Increase Amount” set forth below.

Commitment Increase Date:	,
Commitment Increase Amount:	$

The undersigned agrees with the Borrowers and the Administrative Agent that the undersigned will, from and after the Commitment Increase Date, be a “Lender” under the Credit Agreement (if not already a “Lender” thereunder) and perform all of the obligations of the undersigned as a “Lender” under the Credit Agreement in respect of the Commitment Increase Amount (together with, if already a “Lender” under the Credit Agreement, the Commitment of the Lender in effect immediately prior to the execution and delivery of this Commitment Increase Letter).

This Commitment Increase Letter shall be governed by and construed in accordance with the law of the State of New York without reference to choice of law doctrine.

Very truly yours,

[INSERT NAME OF LENDER]

By
Title:

Agreed:

CAPITAL ONE FINANCIAL CORPORATION

By
Title:

Commitment Increase Letter

CAPITAL ONE BANK

By
Title:

CAPITAL ONE, F.S.B.

By
Title:

CAPITAL ONE BANK (EUROPE) PLC

By
Title:

JPMORGAN CHASE BANK, as Administrative Agent

By
Title:

Commitment Increase Letter

EXHIBIT J

[Form of Drawing Certificate]

DRAWING CERTIFICATE

Capital One Bank

Ladies and Gentlemen:

Reference is made to the Undertaking entered into by Capital One Bank (“COB”) pursuant to Section 2.11 of the Credit Agreement dated as of June 29, 2004 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Capital One Financial Corporation, Capital One Bank, Capital One, F.S.B. (“FSB”), Capital One Bank (Europe) plc (“COBE”), the lenders party thereto and the Administrative Agent party thereto. Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

The undersigned, a duly authorized representative of the Administrative Agent (the “Administrative Agent”), hereby certifies that:

1. The Administrative Agent is the beneficiary of the Undertaking.

2. The Administrative Agent hereby requests payment in an amount equal to the amount of the draft accompanying this Certificate (the “Draft”), which amount is not greater than the aggregate amount due and payable by [FSB] [COBE] on the date of this Certificate in respect of the principal of or interest on the Loans made by the Lenders to, and the Notes held by each Lender of, [FSB] [COBE] or any other amount owing by [FSB] [COBE] to any Lender or the Administrative Agent under the Credit Agreement or any of the Notes.

3. The amount represented by the Draft has not been paid by [FSB] [COBE] and has not been the subject of and paid pursuant to a prior drawing by the Administrative Agent under the Undertaking.

4. The date of the Draft is the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on [insert date of draft accompanying this Certificate].

[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By
Authorized Representative

Drawing Certificate